Exhibit 2.3


Christopher R. Kaup, Esq.
State Bar No. 014820

TIFFARY & BOSCO, P.A.
FIFTH FLOOR VIAD TOWER
1850 NORTH CENTRAL AVENUE
PHOENIX, ARIZONA 85004-4546
TELEPHONE: (602) 255-6000
FACSIMILE: (602) 255-0103

Attorneys for Debtors and
     Debtors-in-Possession

                         UNITED STATES BANKRUPTCY COURT
                               DISTRICT OF ARIZONA

In re:                                     |
                                           |       Case No. 01-11843-ECF CGC and
                                           |                01-11844-ECF-CGC
E-BIZ ENTERPRISES, INC.,                   |
a Nevada corporation,                      |       Chapter 11 Proceedings
                                           |
                    Debtor.                |       DISCLOSURE STATEMENT FOR
-------------------------------------------|       AMENDED JOINT PLAN OF
                                           |       REORGANIZATION DATED
In re:                                     |       JANUARY 4, 2002
JONES BUSINESS SYSTEMS, INC.,              |
a Texas corporation,                       |
                                           |
                    Debtor.                |
-------------------------------------------|

     EBIZ Enterprises, Inc. ("EBIZ") and Jones Business Systems, Inc. ("JBSI"), the Debtors and Debtors-in-Possession in the above-captioned Bankruptcy Case (collectively, the "Debtors"), have prepared this Disclosure Statement to assist them with the solicitation of acceptances of their Plan of Reorganization (the "Plan"). Capitalized terms in this Disclosure Statement have the same meaning as in the Plan, attached hereto.

                                LIST OF EXHIBITS

1.   Exhibit "1"       Joint Plan of Reorganization

2.   Exhibit "2"       Debtors' Financial Reports

3.   Exhibit "3"       Liquidation Analysis

4.   Exhibit "4"       Assumption of Executory Contracts and Leases

5.   Exhibit "5"       Rejection of Executory Contracts and Leases

6.   Exhibit "6"       Projections of Operations

7.   Exhibit "7"       Qualifications of Officers and Directors

                                   ARTICLE I.
                         DEADLINE FOR RECEIPT OF BALLOTS

     INSTRUCTIONS AND EXPLANATIONS CONCERNING VOTING ON THIS CHAPTER 11 PLAN OF REORGANIZATION ARE SET FORTH IN SUBSEQUENT SECTIONS OF THIS DISCLOSURE STATEMENT. PLEASE REVIEW THOSE SECTIONS CAREFULLY AND NOTE THAT ALL BALLOTS MUST BE RECEIVED BY ___ THE DAY OF ____________, 2002, OR THEY MAY NOT BE COUNTED. AS DELAYS IN THE DELIVERY OF MAIL CAN OCCUR, THE DEBTORS URGE YOU TO MAIL OR DELIVER YOUR BALLOTS AS DIRECTED WELL IN ADVANCE OF THE DEADLINE.

     VOTING ON THIS CHAPTER 11 PLAN WILL AFFECT YOUR RIGHTS AND THE EXPENSES INCURRED TO ADMINISTER THIS CASE. IN PARTICULAR, THE DEBTORS MAY BE ABLE TO
REDUCE THE ADDITIONAL ATTORNEYS' FEES AND COSTS THEY MIGHT HAVE TO INCUR TO OBTAIN CONFIRMATION OF THEIR PLAN IF THE PLAN IS ACCEPTED BY ALL CLASSES OF CLAIMS AND INTERESTS CREATED BY THE PLAN. THE DEBTORS REQUEST, THEREFORE, THAT YOU VOTE IF YOU ARE ENTITLED TO DO SO AND THAT YOU TAKE STEPS TO INSURE THAT YOUR BALLOT IS RECEIVED IN TIME TO BE COUNTED.

                                   ARTICLE II.
                   DEADLINE FOR FILING PROOFS OF CLAIM ARISING
           FROM REJECTION OF UNEXPIRED LEASES AND EXECUTORY CONTRACTS

     The Plan provides for the rejection, as permitted by Section 365 of the Bankruptcy Code, of certain unexpired leases and contracts which the Debtors have identified as "executory contracts." Those leases and contracts are identified in Article VIII(E) of this Disclosure Statement, which also sets a deadline for filing proof of all claims which might arise as the result of the rejection.

     If you have a contract with the Debtors, review the identified provision of this Disclosure Statement and TIMELY FILE A PROOF OF ANY CLAIM TO WHICH YOU MAY BE ENTITLED WITH THE CLERK OF THE BANKRUPTCY COURT AT THE FOLLOWING ADDRESS OR YOUR CLAIM WILL LIKELY BE FOREVER BARRED:

                                   Clerk, U.S. Bankruptcy Court
                                   2929 North Central Avenue
                                   Ninth Floor
                                   Phoenix, AZ  85004

                                  ARTICLE III.
                           DATE AND TIME OF HEARING ON
                            CONFIRMATION OF THE PLAN

     A copy of the Plan is attached as EXHIBIT "1" to this Disclosure Statement. A Hearing on Confirmation of the Plan will be held before the Honorable Charles
G. Case, United States Bankruptcy Judge, commencing at _____ o'clock ____.m. on _______________ in Courtroom No. __, at the United States Bankruptcy Court, United States Courthouse, 2929 North Central Avenue, Phoenix, Arizona. The Hearing may be continued from time to time without further written notice.

                                   ARTICLE IV.
                    INTRODUCTION TO THE DISCLOSURE STATEMENT

     Unless otherwise defined, the terms used in this Disclosure Statement have the same meanings as those terms have in the Bankruptcy Code, 11 U.S.C. ss. ss. 101, et seq. (the "Code"), or as those terms have, in the Federal Rules of Bankruptcy Procedure, promulgated pursuant to 28 U.S.C. ss. 2075 or in the Plan.

     This Disclosure Statement is being submitted by the Debtors. The Debtors have promulgated this Disclosure Statement in accordance with Section 1125 of the Code for the purpose of soliciting acceptances of the Plan from holders of impaired claims and equity interests. This Disclosure Statement has been compiled to incorporate "adequate information" to enable creditors and stockholders ("Equity Interest Holders") to make an informed judgment as to whether they should vote to accept or reject the Plan.

     The Bankruptcy Court approved this Disclosure Statement on __________________ as containing information of a kind, and in sufficient detail, adequate to enable a hypothetical, reasonable investor typical of each of the classes of claims and interests being solicited to make an informed judgment whether to vote to accept or reject the Plan.

                                   ARTICLE V.
                            DISCLAIMERS AND WARNINGS

     THE BANKRUPTCY  COURT'S APPROVAL OF THIS DISCLOSURE  STATEMENT  CONSTITUTES
NEITHER  A  CERTIFICATION  THAT  THE  FACTUAL  INFORMATION   CONTAINED  IN  THIS
DISCLOSURE STATEMENT IS ACCURATE NOR AN ENDORSEMENT OF THE PLAN.

     THIS DISCLOSURE STATEMENT HAS BEEN PROMULGATED BY THE DEBTORS IN AN EFFORT TO SOLICIT CREDITORS AND EQUITY INTEREST HOLDERS TO VOTE TO ACCEPT THE PLAN. THE SOLICITATION IS A SOLICITATION BY THE DEBTORS ONLY. IT IS NOT A SOLICITATION BY THE ATTORNEYS OR ACCOUNTANTS FOR THE DEBTORS AND THE REPRESENTATIONS MADE HEREIN ARE ONLY THOSE OF THE DEBTORS AND NOT OF THEIR ATTORNEYS OR ACCOUNTANTS.

     THIS DISCLOSURE STATEMENT IS NOT THE PLAN (SEE SUMMARY OF THE PLAN HEREIN). THIS DISCLOSURE STATEMENT AND THE COMPLETE COPY OF THE PLAN, WHICH IS ATTACHED, SHOULD BOTH BE READ IN THEIR ENTIRETY. FOR THE CONVENIENCE OF CREDITORS AND

EQUITY INTEREST HOLDERS, THE PLAN IS SUMMARIZED IN THIS DISCLOSURE STATEMENT, BUT THE PLAN ITSELF AND NOT THE PLAN SUMMARY IS CONTROLLING IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE TWO.

     CERTAIN MATERIALS CONTAINED IN THIS DISCLOSURE STATEMENT ARE TAKEN DIRECTLY FROM OTHER, READILY ACCESSIBLE DOCUMENTS OR ARE DIGESTS OF DOCUMENTS. WHILE EFFORTS HAVE BEEN MADE TO CONVEY ACCURATELY THE CONTENTS OF SUCH DOCUMENTS, YOU ARE URGED TO EXAMINE THE DOCUMENTS THEMSELVES AND TO USE THE DESCRIPTIONS OF DOCUMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ONLY AFTER HAVING CONDUCTED SUCH AN EXAMINATION.

     NO REPRESENTATIONS OR ASSURANCES CONCERNING THE DEBTORS, INCLUDING, WITHOUT LIMITATION, THEIR FUTURE BUSINESS OPERATIONS, THE VALUE OF THEIR PROPERTY, OR THE VALUE OF SECURITIES TO BE ISSUED PURSUANT TO THE PLAN ARE AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. IN ARRIVING AT YOUR DECISION TO ACCEPT OR REJECT THE PLAN, YOU SHOULD NOT RELY UPON ANY REPRESENTATIONS OR INDUCEMENT MADE TO SECURE YOUR ACCEPTANCE OF THE PLAN WHICH ARE OTHER THAN THOSE CONTAINED IN THIS DISCLOSURE STATEMENT. SUCH ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO COUNSEL FOR THE DEBTORS, WHO, IN TURN, SHALL DELIVER SUCH INFORMATION TO THE COURT FOR SUCH ACTION AS MAY BE APPROPRIATE.

     EFFORTS HAVE BEEN MADE TO PREPARE ALL UNAUDITED FINANCIAL STATEMENTS WHICH MAY BE CONTAINED IN THIS DISCLOSURE STATEMENT IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. HOWEVER, AS TO ALL FINANCIAL STATEMENTS, THE

DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THE ACCURACY OF THE INFORMATION CONTAINED IN THOSE STATEMENTS TO BE WITHOUT ERROR.

     THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN SUBJECTED TO AN EXAMINATION BY INDEPENDENT, CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS HAVE KEPT RECORDS SUBSEQUENT TO THE FILING OF THE PETITION COMMENCING THIS CASE AND THE DEBTORS HAVE FILED MONTHLY FINANCIAL REPORTS WITH THE COURT SINCE THAT DATE. COPIES OF THE DEBTORS' AUDITED FINANCIAL REPORTS FOR 2000-2001, THE LAST YEAR FOR WHICH SUCH AUDITED REPORTS ARE AVAILABLE, ARE ATTACHED AS EXHIBIT "2."

     THE LIQUIDATION ANALYSIS CONTAINED IN THIS DISCLOSURE STATEMENT ATTACHED AS EXHIBIT "3" WAS NEITHER COMPILED BY INDEPENDENT, CERTIFIED PUBLIC ACCOUNTANTS NOR SUBJECTED TO AN AUDIT OR EXAMINATION BY INDEPENDENT, CERTIFIED PUBLIC ACCOUNTANTS.

     THE SECURITIES OF THE REORGANIZED DEBTOR HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR WITH ANY GOVERNMENTAL AGENCY UNDER THE LAWS OF ANY STATE. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE'S GOVERNMENTAL AGENCY HAS APPROVED OR DISAPPROVED SUCH SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

     IF YOU ARE ENTITLED TO VOTE ON THE PLAN, YOU SHOULD DO SO. UNDER THE CODE, DETERMINING THE OUTCOME OF BALLOTING ON THE PLAN REQUIRES A CALCULATION WHICH CONSIDERS THE VOTES OF THOSE CREDITORS AND EQUITY INTEREST HOLDERS WHO ACTUALLY VOTED ON THE PLAN. YOUR RIGHTS MAY BE AFFECTED EVEN IF YOU DO NOT VOTE ON THE PLAN. YOUR OPPORTUNITY TO HAVE THE OUTCOME YOU DESIRE WILL LIKELY BE ENHANCED IF YOU VOTE.

     NOTHING IN THIS DISCLOSURE STATEMENT OR THE PLAN LIMITS DEBTORS' RIGHTS TO OBJECT TO ANY PROOFS OF CLAIM OR INTERESTS FILED IN THIS CASE.

     THE PLAN CONTEMPLATES THE ISSUANCE OF SECURITIES TO CREDITORS IN COMPLETE OR PARTIAL SATISFACTION OF THEIR CLAIMS. THE DEBTORS AND THEIR REPRESENTATIVES MAKE NO REPRESENTATIONS AS TO WHETHER ANY SECURITIES ISSUED PURSUANT TO THE PLAN, ONCE PLACED IN THE HANDS OF RECIPIENTS UNDER THE PLAN, MAY BE FREELY TRADED.

     IT IS ADVISABLE FOR EACH RECIPIENT OF SECURITIES ISSUED PURSUANT TO THE PLAN TO CONSULT INDEPENDENT COUNSEL PRIOR TO SELLING THOSE SECURITIES. ALL CREDITORS AND EQUITY INTEREST HOLDERS ARE ALSO URGED TO CONSULT COUNSEL REGARDING TAX CONSEQUENCES OF THE PLAN AND, IN PARTICULAR, ANY TAX CONSEQUENCES OF RECEIVING SECURITIES UNDER THE PLAN.

     BECAUSE THE DEBTORS DO NOT EXPRESS ANY OPINION AS TO THE TAX CONSEQUENCES OF THE PLAN, IN NO EVENT WILL THE DEBTORS, THEIR PRINCIPALS OR THE PROFESSIONAL ADVISORS THEY HAVE ENGAGED, BE LIABLE IF, FOR ANY REASON, THE TAX CONSEQUENCES

OF THE PLAN ARE NOT AS ANTICIPATED BY CREDITORS AND EQUITY INTEREST HOLDERS. CREDITORS AND EQUITY INTEREST HOLDERS MUST LOOK SOLELY TO AND RELY SOLELY UPON THEIR OWN ADVISORS AS TO THE TAX CONSEQUENCES OF THE PLAN.

                                   ARTICLE VI.
                                     VOTING

A.   ENTITIES ENTITLED TO VOTE AND ADMONITION TO VOTE IF ELIGIBLE.

     Only creditors and equity interest holders whose claims and interests have been both allowed for purposes of voting and are "impaired" by the Plan are entitled to vote on the Plan. For a claim to be allowed for voting purposes, the claim must be listed in the Debtors' Chapter 11 Schedules AND must NOT be listed as "disputed," "contingent" or "unliquidated." If a claim is listed but shown as "disputed," "contingent" or "unliquidated," the holder of the claim will not be entitled to vote absent the timely filing of a Proof of Claim.

     If a claim is not listed or is listed as "disputed," "contingent," or "unliquidated," the holder of the claim must file a Proof of Claim on or before the bar date set by the Court (or the Debtors must file a Proof of Claim for that creditor as permitted by the Federal Rules of Bankruptcy Procedure) for that creditor to be entitled to vote. Moreover, no holder of a claim will be entitled to vote if any party in interest objects to that claim before balloting on the Plan or any Amended Plan occurs, unless the Court enters a specific order allowing the claim for voting purposes.

     For an equity interest to be allowed, the equity interest holder's asserted interest must appear in the Debtors' Schedules, or the holder of the equity interest must file a proof of interest before the bar date set by the Court (or the Debtors must do so for the interest holder as permitted by the Federal Rules of Bankruptcy Procedure), and the equity interest holder must be a record holder of the Debtors' securities on the date the Order approving this Disclosure Statement is entered on the Court's docket. In addition, no entity claiming to hold an equity interest may vote if any party in interest has objected to the allowance of the asserted interest prior to voting on the Plan or any Amended Plan, unless the Court enters an Order allowing the interest for voting purposes.

     In addition to the foregoing criteria for voting eligibility, only creditors and equity interest holders whose claims or interests are "impaired" by the Plan (i.e., those whose claims or interests are altered or who will not receive the allowed amount of their claims in cash pursuant to the original terms of their agreements) are entitled to vote to accept or reject the Plan. Holders of claims or interests which are not "impaired" are deemed to have accepted the Plan as a matter of law.

     If the claim or interest you hold has been classified in one of the impaired classes of claims or interests created by the Plan, it is important that you vote. In addition, if you hold more than one claim or interest classified as "impaired" under the Plan, it is important that you vote with respect to EACH such claim or interest. IF YOU FAIL TO VOTE, YOUR RIGHTS MAY BE JEOPARDIZED.

B.   VOTING INSTRUCTIONS.

     After carefully reviewing this Disclosure Statement and its exhibits, vote to accept or reject the Plan on the enclosed ballot (or ballots) and mail or deliver it (or them) to the address identified below so that your ballot (or ballots) is (are) RECEIVED BY THE BAR DATE SPECIFIED.

     All ballots must be signed and received prior to _______________. Mail or deliver original ballots to:

                                   Clerk
                                   U.S. Bankruptcy Court
                                   District of Arizona
                                   2929 N. Central Avenue
                                   Phoenix, Arizona  85004

Also, mail or deliver copies of all ballots to the attorneys for the Debtors at the following address:

                                   Christopher R. Kaup, Esq. (014820)
                                   TIFFANY & BOSCO, P.A.
                                   1850 North Central Avenue
                                   Fifth Floor
                                   Phoenix, Arizona, 85004

     AS MAIL DELAYS MAY OCCUR, IT IS IMPORTANT THAT THE BALLOT OR BALLOTS BE MAILED OR DELIVERED WELL IN ADVANCE OF THE BAR DATE SPECIFIED. BALLOTS RECEIVED AFTER THIS DATE MAY NOT BE COUNTED.

     Each creditor entitled to vote is to receive a ballot for each separately classified, impaired claim held. Each equity interest holder entitled to vote is also to receive a ballot.

     If you do not receive the required number of ballots, with your copy of the Court-approved Disclosure Statement, notify attorneys for the Debtors immediately at the address noted above. IT IS IMPORTANT FOR YOU TO CAST ALL BALLOTS WHICH YOU ARE ENTITLED TO VOTE.

C. THE RESULTS OF BALLOTING ON THE PLAN ARE DETERMINED BY CLASS.

     In general, a class of claims accepts the Plan if the creditors who vote to accept the Plan hold at least two-thirds (2/3) in dollar amount and constitute more than one-half (1/2) in number of the allowed claims in the class ACTUALLY VOTING on the Plan. In general, a class of equity interests accepts the Plan if it is accepted by those who hold at least two-thirds (2/3) of the allowed interests in the class ACTUALLY VOTING on the Plan.

D.   CONFIRMATION BASED UPON ACCEPTANCE OF THE PLAN BY ALL IMPAIRED CLASSES.

     If each class of impaired claims and interests accept the Plan and the Plan is confirmed, the Plan will bind all holders of claims and interests, including those who did not vote and those who voted to reject the Plan.

     THE DEBTORS RECOMMEND THAT ALL THOSE ENTITLED TO VOTE CAST THEIR BALLOTS TO ACCEPT THE PLAN.

     The Plan may also be confirmed if all impaired classes do not accept it, so long as the Plan is accepted by at least one class of impaired claims. Confirmation over the objections of one or more classes of claims or interests is called "cramdown."

E.   CONFIRMATION OVER THE OBJECTIONS OF ONE OR MORE IMPAIRED CLASS.

     If the Plan is rejected by one or more impaired classes of claims or interests, the Plan or modification thereof may still be confirmed by the Court at the request of the Debtors. To grant such a request, the Court must find, among other things, that the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to each rejecting, impaired class of claims or interests.

     The phrases "discriminate unfairly" and "fair and equitable" are defined by
Section 1129 of the Code and the case law interpreting that statute. In other words, those phrases are "terms of art" denoting specific statutory criteria for confirmation which the Debtors' Plan must satisfy to be confirmed by the Court if any impaired class of claims or equity interests rejects the Plan.

     The Plan does satisfy the statutory criteria required by Section 1129 of the Code, and the Debtors intend to request Confirmation of the Plan in the event it is rejected by any impaired class.

F.   CONSEQUENCES IF THE PLAN IS NOT CONFIRMED.

     If the Plan, or any modification thereof, is not accepted by one or more impaired classes of claims or interests or is not confirmed by the Court for other reasons, the Debtors will have no choice but to proceed to foreclose on their collateral. This forced liquidation of the Debtors' assets under less than favorable conditions will yield no recovery to the unsecured creditors.

                                  ARTICLE VII.
                 DESCRIPTION OF THE DEBTORS AND THEIR OPERATIONS

A.   HISTORY AND BACKGROUND.

     1.   OVERVIEW AND BUSINESS DEVELOPMENT.

          (a) ORGANIZATIONAL STRUCTURE. EBIZ is a Nevada corporation incorporated in June 1998. Its predecessor, Genras, Inc., was incorporated in Arizona in May 1995. On June 1, 1998, Vinculum Incorporated, a then non-operating company with an estimated 700 shareholders, acquired all the operating assets and liabilities of Genras for 5,000,000 shares of Vinculum common stock. Prior to the acquisition, Genras had no relationship with Vinculum. Vinculum was incorporated in Colorado in May 1984 as VDG Capital Corporation and changed its name to Vinculum Incorporated in December 1994. Immediately following the acquisition of the Genras assets, the former Genras stockholders held approximately 87% of the outstanding shares of Vinculum's common stock. For financial accounting purposes, the acquisition was treated as a recapitalization with Genras as the acquirer.

     EBIZ was originally incorporated as a wholly owned subsidiary of Vinculum with the name Vinculum Incorporated. Its name was changed to CPU MicroMart, Inc. in June 1998 and later changed to EBIZ Enterprises, Inc. in May 1999. In August 1998, Vinculum merged into EBIZ solely to change its domicile to Nevada.

     The Debtors were and are a developer and provider of Linux-based solutions, computer systems, software and accessories for the business computer market. They have developed and operate Linux-centric Websites that provide vendor neutral marketing and sales channels for providers of Linux products and services, information and technical support. The Debtors also manufacture and market proprietary Linux-based systems. Their products are sold directly to end users through their Websites and to corporate customers and Value Added Resellers (VARs) through their own sales force.

     During the second quarter of fiscal 2000, EBIZ decided to concentrate its strategic focus on the Linux segment of the market which management believed and still believe has much stronger growth opportunities than the low price, high volume, conventional Windows-based computing systems market. At the same time, EBIZ began to restructure its organization to facilitate the implementation of the expansion of Linux marketing, Website development and product development programs and implemented a growth-through-acquisition strategy.

     During the last year, EBIZ made several acquisitions that were targeted to strengthen and support the move into the Linux market.

          (b) CORPORATE TRANSACTIONS CALDERA SYSTEMS, INC. On September 15, 2000, EBIZ entered into a Purchase and Sale Agreement with Caldera Systems, Inc. ("Caldera") for the acquisition of all of the intellectual property, technology and certain specified assets related to Caldera's proprietary marketing distribution concept known as Electronic Linux Marketplace. EBIZ paid to Caldera one million shares of its common stock for the Electronic Linux Marketplace assets, which were transferred into a wholly owned subsidiary, partnerAxis, Inc. ("partnerAxis"). As part of the transaction, Caldera purchased $3 million of EBIZ common stock in a private transaction. The $3 million proceeds received from Caldera were used to fund partnerAxis, a Web-based B2B entity providing knowledge exchange, Linux product sales, advertising, membership and channel development, all within the Linux marketplace.

     On April 16, 2001, EBIZ completed the sale of partnerAxis to BySynergy, LLC ("BySynergy"), pursuant to a Stock Purchase Agreement dated April 13, 2001. The major factors leading to the decision to sell partnerAxis were the costs necessary to operate the subsidiary, approximately $500,000 during the quarter ending March 31, 2001. The disposition relieved the requirement of raising the additional capital necessary to fund the continuing development of partnerAxis until it could begin to produce revenues. But most importantly, the disposition allowed the Debtors to focus primarily on their core business of supplying computing solutions to our corporate and channel accounts nationwide.

          (c) ACQUISITION OF LINUXMALL.COM, INC. On October 5, 2000, EBIZ completed the acquisition of LinuxMall.com, Inc. ("LINUXMALL") by the merger of LinuxMall into a newly formed and wholly owned subsidiary . The price paid was $14.7 million comprised of common stock, options and Warrants. As one of the original Linux companies founded in the early 1990s, LinuxMall had developed great appeal with the on-line Linux community and had successfully marketed and sold Linux accessories through its websites. Those facts further reinforced LinuxMall's stature within the Linux community of program developers. EBIZ believed that the LinuxMall acquisition would elevate its position as a leader in the Linux community, would supply the needed elements to become the leading solutions provider in the open-source marketplace and provide the capabilities to offer the most comprehensive selection of Linux products, solutions, support, information and services.

          (d) ACQUISITION OF JONES BUSINESS SYSTEMS, INC. On January 4, 2001, EBIZ completed the acquisition of JBSI by the merger of JBSI into a newly formed wholly owned subsidiary. Under terms of the transaction, EBIZ paid $7.8 million for JBSI, comprised of common stock and options. JBSI is a national solutions integrator, white box system builder and service provider. JBSI manufactures the

Terian product line of built-to-order computing solutions for its reseller and enterprise partners. Terian systems combine the latest Intel hardware technology with built-to-order flexibility and reliability. JBSI supplies computing products and services to its reseller and enterprise partners nationwide in the Linux, UNIX and Windows 2000 marketplaces and is one of the nation's top distributors of Informix (Nasdaq: IFMX), SCO (Nasdaq: SCOC), Data General (Nasdaq: DATA) and Acer products.

     The acquisition strengthened EBIZ's position in the expanding market for specialized servers, also known as appliance servers. Specialized servers are a new generation of single-purpose computer equipment created as a result of rapid Internet growth and the evolution to a thin client architecture. Specialized servers, including Web-hosting and database-hosting devices, are used extensively by application service providers (ASPs) and Internet Service Providers (ISPs). The acquisition of JBSI was anticipated to establish the company as a primary beneficiary of the migration from Unix to Linux. JBSI had longstanding relationships with many UNIX VARs offering an existing client base for the Debtors' Linux solutions. The Debtors' believed that the acquisition would turn that migration path into a superhighway and dramatically increase the number of VARs providing Linux solutions. Moreover, JBSI had been building and supplying white boxes, products and services to the UNIX community since 1991 and, anticipating the rapid growth of the Linux and UNIX marketplaces, JBSI built in-house systems and facilities to handle sales volume of more than $200 million per year.

     The Debtors employ an integrated business strategy that utilizes their Internet Websites intended to appeal to a specific vertical market audience. LinuxMall.com, Ebizmart.com, and Ebizenterprises.com are a core element of the Debtors' Linux strategy. The Debtors anticipate these sites will become leading destinations to the Linux user market, providing community resources and services, such as free e-mail, Linux directory, links to numerous Linux-based sites and technology expertise. These sites are intended to provide "EVERYTHING LINUX" and offer the largest selection available of Linux-compatible technical products and related items

     The Debtors are focusing their business on utilization of the Linux operating system and away from some of their prior fulfillment distribution strategies. The Debtors believe that their gross margins will increase and operating expenses will stabilize because of this targeted focus on Linux based products.

     2.   DESCRIPTION OF BUSINESS AND THE LINUX AND UNIX MARKET OPPORTUNITY.

          (a) OVERVIEW. Linux is a free Unix-type-computer operating system originally created by Linus Torvalds at the University of Helsinki in Finland. He began his work in 1991 when he released Version 0.02 and worked steadily until 1994 when Version 1.0 of the Linux Kernel was released.

     Linux is developed under the GNU General Public License, and its source code is freely available to everyone. However, companies and developers may charge for the system and adaptations as long as the source code remains available. Linux may be used for a wide variety of purposes, including networking, software development, and as an end-user platform. Linux systems are considered a viable, low-cost alternative to other more expensive operating systems.

     Due to the functionality and availability of the Linux system, it has become popular worldwide. A vast number of software programmers of the Linux system have taken the Linux source code and adapted it to meet their individual needs. At this time, there are numerous ongoing projects for porting Linux to various hardware configurations and purposes.

          (b) THE RAPIDLY GROWING LINUX MARKET. The Linux operating system is growing beyond the early adopter phase and reaching the mainstream business market. Active Linux users worldwide are estimated to be in excess of

10,000,000. Numerous hardware and software manufacturers have announced and have deployed Linux-based solutions.

     In a 1999 bulletin titled, LINUX OPERATING SYSTEM MARKET OVERVIEW, IDC, a technology industry research firm, presented its first-ever forecast for Linux. Through 2003, total Linux commercial product shipments are predicted to grow faster than the total shipments of all other client or server operating environments monitored by IDC. IDC estimates Linux commercial shipments will increase at a compound annual growth rate ("CAGR") of 25% from 1999 through 2003. This growth rate estimate may be compared to an estimated 10% CAGR for all other operating environments combined and a 12% CAGR for all other server operating environments combined. IDC reports on only commercial shipments of Linux and is unable to track systems downloaded from the Internet at no charge.

     Linux has been used in academic and research environments since its inception for applications such as e-mail, Web servers, bulletin boards and research projects. In 1999, IDC expects more application vendors to port their offerings to Linux and hardware vendors to continue to expand their available product lines running Linux for server-side endeavors. Further, IDC believes that some desktop initiatives, including an improved graphical user interface and increased desktop application availability, have the ability to trigger interest in Linux as a desktop operating system by 2003.

     Linux servers are expected to have a larger impact on the worldwide server appliance market, according to Dataquest Inc., a unit of Gartner Group, Inc., in a July 1999 report. Dataquest estimates that by 2003, Linux servers will account for approximately 24% of worldwide server appliance revenue, or $3.8 billion, and 14% of server appliance shipments, or 1.1 million units. Linux based operating systems are now the most commonly used operating system for Websites, representing approximately 33% of all installations, according to the April 2000 Netcraft Web Server Survey.

     Moreover,  there has been a  convergence  of the Linux and Unix  markets as many traditional Unix users are recognizing the advantages of Linux. Significantly, this factor has opened Linux to a new audience of Unix users that are seeking what Linux offers. JBSI has many longstanding relationships with Unix customers that are expeccted to embrace Linux for many of their future needs.

     The Debtors' selection of products and solutions will continue to cover both the Linux and the Unix markets. As a result, the Linux-Unix convergence fits neatly into the product mix Debtors intend to offer clients and prospects. Debtors intend to proceed postconfirmation to concentrate the business of the Reorganized Debtor in the Linux and Unix markets.

          (c) TARGET MARKETS. As the Linux-Unix operating system moves into the mainstream, Debtors intend to concentrate their marketing effects on Information Technology ("IT") professionals, computer industry value added reselers ("VARs"), educational and governmental users and Linux enthusiasts. Persons in this target market include chief information officers, network/system administrators, Web developers and managers, programmers, software and hardware engineers, as well as hobbyists and individuals seeking affordable Internet access. The Debtors will also focus on large corporations seeking to establish Linux in the consumer market through Internet access appliances and software development.

     3.   BUSINESS OBJECTIVES AND STRATEGIES.

     The Debtors' objective is to deliver Linux-Unix solutions through channel partners who in turn focus on the corporate business marketplace. In order to achieve this objective, the Debtors will utilize two primary delivery channels in which they will have strong presence and positioning. These channels are:

     * DIRECT SALES. The largest source of revenue and growth is expected to be through the Debtors' own internal direct sales force. The sales force sells fully integrated Linux-Unix solutions to the corporate business environment - primarily through VARs.

     * E-COMMERCE. The Debtors' flagship Websites are LinuxMall.com and Ebizmart.com. These sites provide marketing and distribution opportunities for providers of Linux-Unix products and services and advertisers to Linux users. They also serve the Linux-Unix user, providing a broad selection of products and merchandise, as well as technical support and community information. These Websites are intended to be the home of the largest selection anywhere of
          Linux-compatible technical products and related items, including servers, desktop and notebook computer systems, communications and networking products, hardware, components, peripherals and software applications, games and utilities, and apparel and specialty merchandise.

     The Debtors' strategic objectives are to:

     * Maintain their comprehensive Websites that combine product marketing with Linux-Unix community interests, such as news, resources, links pre- and post-sales technical support, hardware service and customer service;

     * Utilize their Linux-Unix product development expertise to create unique product lines for bundling into delivered solutions;

     *    Generate  revenue through product sales, as well as through  technical
          support,  service  and  training  opportunities,   customer  services,
          Internet advertising, marketing and Web links;

     * Expand sales, marketing, production and distribution of their branded product lines; and

     * Establish the Debtors as active members of the Linux-Unix community known to aggressively support the open source development initiative.

     The Debtors' technology facility and sales and marketing expertise differentiate their operations by allowing them to provide true merchant qualities and capabilities, such as conducting their own purchasing, merchandising, order fulfillment, supply-chain management, vendor marketing opportunities and product technical support functions.

     The Debtors' e-commerce Websites also offer targeted audiences relevant content, services and a quality Linux-Unix and open source buying experience. The key elements to implement the Debtors' business plan include:

     * PROVIDING A MEANINGFUL VIRTUAL COMMUNITY DESTINATION ON THE INTERNET WITH THEIR WEBSITES. By providing the broadest spectrum of Linux-Unix solutions to serve the needs of the Linux-Unix and business community, they believe they will provide common interest Internet destination points which will be a source for news and information, as well as providing an opportunity for product purchases.

     * ENSURING A SECURE AND CONVENIENT ON-LINE BUYING EXPERIENCE. The Debtors' e-commerce sites feature secure buying facilities that are open 24 hours a day, seven days a week. Those Websites may be reached from the customer's home or office and feature extensive browsing and search capabilities.

     * DELIVERING EXCELLENT CUSTOMER SERVICE. The Debtors intend to provide the highest level of customer service from ordering to shipping, and offer pre- and post-sales support via the telephone, e-mail and online. They also offer online order tracking capabilities.

     * DEVELOPING CUSTOMER LOYALTY. The Debtors are focused on developing and promoting customer loyalty, building repeat purchase relationships with their customers and maximizing the number of return visits to their Websites.

     * BUILDING BRAND LEADERSHIP POSITIONING. The Debtors are implementing integrated online and offline marketing strategies to enhance their brand recognition within the vertical markets they target, which include advertising, direct online marketing, trade shows and public relations activities.

     4.   INFORMATION TECHNOLOGY.

         The market in which the Debtors compete is characterized by rapidly changing technology, evolving industry standards, frequent service and new product announcements, product enhancements and changing customer demands. Accordingly, their success depends upon the ability to adapt to rapidly changing technologies, adapt their services to evolving industry standards, and to continually improve the performance, reliability and features of their products and service.

         In  order  to  provide  a  competitive  advantage,   the  Debtors  have
implemented  a broad  array  of  scaleable  site  management,  search,  customer interaction and distribution services systems that are used to process customers' orders and payments. These systems use a combination of proprietary technologies and commercially available licensed technologies. The systems that used to process customers' orders and payments are integrated with accounting and financial reporting systems. In addition, the Debtors have focused their internal development efforts on creating and enhancing the specialized, proprietary software that is unique to their business.

     The Debtors' systems have been designed on industry standard architectures to reduce downtime in the event of outages or catastrophic occurrences. Those systems provide 24-hour, seven-days-a-week availability. The system hardware is located at the Stafford, Texas facility.

     5.   PRINCIPAL SUPPLIERS AND STRATEGIC ALLIANCES.

     The Debtors' principal suppliers have over the past two years included Ingram Micro, Inc., Kingston Technology Company, ViewSonic Corporation and Advanced Microdevices, Inc. As they have moved more into the mainstream Linux community through both internal growth and acquisitions, other major suppliers have arisen. These suppliers include Caldera Systems, Inc., Corel Corporation, Suse, Inc., Walnut Creek, Inc. and Red Hat Software, Inc. As the Debtors produce and sell more bundled computer systems utilizing the Linux operating system, they anticipate that suppliers such as 3ware, TurboLinux, Storm Linux and Cobalt Networks, Inc. will also become significant suppliers to the Reorganized Debtor.

     6.   COMPETITION.

     Several companies, such as Red Hat, Inc., are building business models around Linux by selling customer service, technical support and applications with the system. Red Hat has dominated this market by entering into distribution agreements with large hardware makers, such as IBM and Dell, resulting in it accounting for approximately 56% of operating systems of all Linux servers shipped last year, according to IDC, the technology industry research firm. Several Linux-based Website portals which offer technical news, software downloads, Website tools, resources, links and services, as well as product marketing, have been recently developed. The sites highlight the growing competition in the open-source world, and among Linux operating system developers in particular. There are numerous Linux portals offering information, software, services and resources. The sites that offer some of the same content or services as the Debtors' sites include justlinux.com, LinuxLinks.com, LinuxStart.com, Linux.org, linux.com, FirstLinux.com, LinuxToday.com, Slashdot.org, Freshmeat.com and linuxbandwagon.com. Sites that directly compete with the Debtors' sites in content, services and products include RedHat.com, and penguin.com.

     7.   INTELLECTUAL PROPERTY.

     The Debtors rely primarily on trademark and copyright laws to protect their intellectual property. In their brief history, however, the Debtors have not developed any significant intellectual property having any real value. They do have several registered URL domain names, which include the primary Websites discussed above, as well as others that the Debtors anticipate utilizing in the future.

     8.   EMPLOYEES.

     The Debtors currently have approximately 40 full-time employees. None of those employees are covered by collective bargaining agreements.

B.   PRINCIPAL SHAREHOLDERS.

     The following table sets forth all shareholders known by the Debtors to be beneficial owners of five percent (5%) or more of the Debtors' outstanding securities:

     BENEFICIAL OWNER                                PERCENTAGE OF COMMON STOCK
     ----------------                                --------------------------
     Tarantella                                                18.06%
     The Canopy Group, Inc.                                    23.91%
     Various shareholders(1) who executed a                    59.8%
       Shareholder Voting Agreement and Proxy
     Hayjour Family Limited Partnership                         5%
     Mark Bolzern                                               6.4%

----------
(1)  The  shareholders  who are parties to this voting agreement are as follows:
     Caldera Systems, Inc., Mark Bolzern, Stephen P. Shadle, Jeffrey I. Rassas, Debi S. Rassas, Stephen C. Herman, David S. Shaw, Marian Shaw, Bruce Parsons, Scott Shadle, Nick Futter, Don Young, Dave Colesante, Mike Colesante, Bomar Shaw Family Trust, LLC, MV3LP, Hayjour Family Limited Partnership, Kona Investments Limited Partnership, and the Stephen P. and Roberta G. Shadle Trust.

C.   ASSETS OWNED.

     The assets owned by the Debtors on Petition Date and the Debtors' estimate of the value of those assets at that time are described in the Debtors' Chapter 11 Schedules and Statement of Financial Affairs filed with the Clerk of the Bankruptcy Court and any subsequently filed Amendments thereto.

     The assets the Debtors own as of the date of this Disclosure Statement and the Debtors' estimate of the current value of those assets are described in the "Liquidation Analysis" attached as EXHIBIT "3" to this Disclosure Statement.

D.   EVENTS LEADING TO FILING OF THE CHAPTER 11 PETITIONS.

     As a result of the acquisition of JBSI, EBIZ assumed, by virtue of an intercorporate guaranty, a revolving line of credit (RLOC) and a term note from Finova Capital Corporation ("Finova") with an aggregate principal amount of approximately $4,500,000. Both instruments were secured by liens on all of the assets, including accounts receivable, of the Debtors.

     On April 15, 2001, the Finova RLOC was due to and actually did expire. Due to its own severe financial problems and its pending bankruptcy case, Finova made the business decision to exit the financing niche of extending financing packages as small as the facility with the Debtors. As a result, Finova declined to extend that facility and the Debtors' access to necessary operating funds was terminated. In addition, all receivables were utilized by Finova, through a "lock box" required by the parties' agreements, to pay down the RLOC. The Debtors, therefore, had no access to cash for operations during a period in April 2001.

     After some extensive negotiations between the Debtors' management and representatives of Finova, the RLOC was extended until June 30, 2001. Although the Debtors engaged in exhaustive efforts to obtain a replacement financing facility, due to the general economic conditions and the near depression in the market for financing in the high-tech industry, the Debtors' were unable to locate an alternative financing package.

     Accordingly, on June 30, 2001, the RLOC was terminated permanently. Once again, Finova deprived the Debtors of any access to cash flow and paid down approximately $1,500,000 of the balance due under the RLOC, through the "lock-box," during July and early August 2001. The Debtors' inability to use their cash and lack of access to any capital during this period severely damaged the Debtors' operations, including the ability to acquire necessary inventory to fill pending and future orders.

     The Debtors did not file for bankruptcy at that time because its management believed that the probability of a successful reorganization without the support of its secured creditors and important vendors and without access to its receivables was negligible. During July and August, Canopy, the Debtors' second largest secured creditor and a major investor, and Finova commenced negotiations for Canopy to acquire the Finova debt position. Canopy and the Debtors also negotiated a Stipulation for Use of Cash Collateral and concepts for a Plan of Reorganization. The Debtors also negotiated a postpetition financing agreement with its key vendor, Caldera Systems, Inc.

     In late August 2001, Canopy acquired Finova's first position lien by purchasing the $2,000,000 balance of the term note and the approximately $350,000 balance of the RLOC. Canopy reestablished access to collected accounts receivable at that time, thereby allowing EBIZ cash for operations.

     Having provided a stable platform for its reorganization, the Debtors determined that the only way they could restructure their business operations in an orderly manner and obtain the time necessary to reacquire a suitable financing facility to allow for profitable operations was to seek the protections provided by the United States Bankruptcy Code. Accordingly, EBIZ and JBSI filed petitions for relief under Chapter 11 of the Code on September 7, 2001.

E.   POSTPETITION DEVELOPMENTS AND OPERATIONS.

     1.   POSTPETITION MANAGEMENT OF THE DEBTORS.

     The Debtors' current management has been reduced to: Mr. Bruce Parsons as President of EBIZ and CEO of JBSI, and Mr. Mike Colesante as CFO of both Debtors.

     2.   POSTPETITION RETENTION OF PROFESSIONALS.

     The law firm of Tiffany & Bosco, P.A. and Mr. Christopher R. Kaup, Esq., were retained to serve as Counsel for the Debtors and their employment was approved by the Court on September 13, 2001. The law firm of Snell & Wilmer and Mr. Steve Pidgeon, Esq., were retained to serve as Special Securities Counsel for the Debtors, and their employment was approved by the Court on December 12, 2001. The Court has also approved the Debtors' retention of Bickley, Prescott & Co., P.C., CPAs, as the general accountants for the Debtors and the accounting firm of Semple & Cooper, P.C., as the Debtors' accountants for the special limited purpose of assisting in the preparation of reports required to be filed with the Securities & Exchange Commission.

     3.   APPOINTMENT OF CREDITORS COMMITTEE.

     A single Official Committee of Unsecured Creditors (the "Committee") has been appointed in this case. The Committee has selected and the Court has approved the employment of Gallagher & Kennedy, P.C., and Joseph Cotterman, Esq., as its legal counsel.

     4.   REDUCTION OF EXPENSES.

     The Debtors have taken decisive actions to reduce their operating expenses. As of April 2001, the Debtors employed 80 persons, and the aggregate amount of their monthly expenses was $393,966. The Debtors also maintained their corporate headquarters in Phoenix, Arizona and the manufacturing facility in Stafford, Texas.

     As of the date of the filing of the Plan and this Disclosure Statement, the Debtors have terminated the lease of and closed the Phoenix offices, terminated expensive and unprofitable product lines and employ only 38 persons. As a result, the aggregate amount of their monthly expenses as of November 2001 was only $146,156.

     5.   JOINT ADMINISTRATION.

     The Court ordered that the separate bankruptcy estates of EBIZ and JBSI be jointly administered on September 13, 2001.

     6.   CASH COLLATERAL STIPULATION WITH CANOPY.

     Contemporaneous with the filing of their bankruptcy petitions, the Debtors filed a Motion to Approve Stipulation to Use Cash Collateral with Canopy. At an Expedited Hearing on September 13, 2001, the Court approved an Interim Order approving the cash collateral stipulation with Canopy and authorizing the Debtors to use that cash collateral. The Court entered a "Final Order" on September 24, 2001, approving the stipulation with Canopy and authorizing the use of Canopy's cash collateral by the Debtors. There have been no defaults by the Debtors under the terms of the stipulation with Canopy.

     7.   POSTPETITION FINANCING.

     Contemporaneous with the filing of their bankruptcy petitions, the Debtors filed a Motion to Approve Postpetition Financing with their most important vendor, Caldera Systems. The Court approved the financing transaction with Caldera, on an interim basis, on September 13, 2001 and, on a permanent basis, on September 24, 2001.

     In addition, the Debtors filed a Motion to Approve Postpetition Financing from Textron Financial Corporation and Agreement to Provide Letter of Credit and

Financial Accommodations (the "Textron Financing Motion") on October 31, 2001. The Court granted the Textron Financing Motion, pursuant to an Order entered in open Court on November 8, 2001.

     Finally, the Debtors filed a Motion to Approve Postpetition Financing from First Financial Equity Corporation (the "FFEC Financing Motion") on October 30, 2001. The Court granted the FFEC Financing Motion, pursuant to an Order entered in open Court on November14, 2001.

     The Debtors believe the financing facility obtained by virtue of the Textron Financing Motion, the favorable commercial terms under the agreement with Caldera and the financing arrangement with First Financial, as well as the on-going very positive relationship with Canopy, will provide the Debtors with the necessary financial resources to successfully reorganize their financial affairs, perform on their duties under the Plan and return to the unsecured creditors value substantially in excess of the amount they would receive through a liquidation.

     8.   PLANS OF REORGANIZATION.

     No other Plans have been filed by any party.

                                  ARTICLE VIII.
                               SUMMARY OF THE PLAN

     This part of the Disclosure Statement summarizes the provisions of the Plan. The Plan, after it has been confirmed, will constitute a contract between the Debtors and their creditors and stockholders. This Disclosure Statement does not constitute such a contract. Therefore, if any discrepancies exist between the Plan and the following summary of the Plan, the Plan will control. It is, thus, advisable, as mentioned above, to review the Plan carefully for the full details of the treatment of creditors and Equity Interest Holders.

     CREDITORS AND EQUITY INTEREST HOLDERS ARE URGED TO READ THE PLAN IN FULL. CREDITORS AND EQUITY INTEREST HOLDERS ARE FURTHER URGED TO CONSULT WITH THEIR OWN LEGAL COUNSEL TO OBTAIN A COMPLETE UNDERSTANDING OF THE PLAN.

A.   OBJECTIVE OF THE REORGANIZATION.

     The Plan provides for the reorganization of the Debtors under a consolidated and simplified corporate structure having cost effective operations serving existing and new customers with the core competencies and most profitable products of the Debtors. Members of the FFEC Group holding Allowed Secured Claims have the right to exchange their Claims into equity, as of the Effective Date. In addition, The Canopy Group ("Canopy") has the option to convert up to $1,500.000.00 of its Allowed Secured Claim into shares of the Reorganized Debtor's Common Stock.

     In the event that members of the FFEC Group elect to exchange their Claims and Canopy elects to convert a portion of its Allowed Secured Claim, all creditors will necessarily benefit as a result. First, the aggregate amount of the outstanding secured debt will have been substantially reduced and the regular monthly debt service obligation of the Reorganized Debtor will be lowered resulting in better and more reliable operations. Second, as shareholders of the Reorganized Debtor, the creditors will share in the equity appreciation and hold an interest in a company with a much stronger balance sheet.

     Holders of Allowed Unsecured Claims will receive payments of cash from the Reorganized Debtor in amounts substantially greater than if the assets of the Debtors were liquidated under Chapter 7. In addition, holders of Allowed Unsecured Claims will receive additional value in the form of shares of New EBIZ Common Stock and New EBIZ Warrants, which will allow all such persons to participate in the anticipated postconfirmation operating success of the Reorganized Debtor.

     Finally, the Plan provides that holders of Allowed Interests shall have the opportunity to contribute "new value" to the Reorganized Debtor by exercising New EBIZ Warrants to be issued, under the Plan, to all such holders. All of the Debtors' Old Common Stock and Old Preferred Stock shall be canceled pursuant to the Plan. The Debtors believe that this new debt and capital structure will provide the highest feasible rate of return to all creditors and parties in interest which can be realistically achieved under current bankruptcy law.

     As set forth more fully below and in the Disclosure Statement regarding the Plan, if the Debtors' assets were liquidated in a case under Chapter 7, the creditors holding allowed unsecured claims would receive nothing for their Claims, since all of the Debtors' assets would have less value in the context of a Chapter 7 case and are fully encumbered by the secured claims of The Canopy Group, Ingram Micro, Inc., Caldera Systems, Inc., and certain secured equipment "lessors." The Debtors believe that by continuing their existing business through the reorganized structure created by operation of the Plan, the creditors will receive a far greater return than through a liquidation.

B.   MANAGEMENT OF THE REORGANIZED DEBTOR.

     1.   THE BOARD OF DIRECTORS AND CORPORATE OFFICERS.

     Notwithstanding the issuance of securities pursuant to the Plan the initial Board of Directors of the Reorganized Debtor shall consist of those persons designated below and the additional persons that may be selected by Canopy and FFEC under the circumstances detailed below. If a Director designated as a member of the initial Board of Directors is unable to complete his tenure, the remaining Directors shall elect a new Director.

     NAME                OFFICE TO BE HELD                  REMUNERATION
     ----                -----------------                  ------------
Bruce Parsons            President, CEO & Director        $120,000 per year
Mike Colesante           Chief Financial Officer          $120,000 per year

     In addition, Canopy shall be entitled to designate to the initial board of directors of the Reorganized Debtor one director for each $500,000 of its Secured Claim that Canopy elects to convert into shares of stock of the Reorganized Debtor as provided below. In the event that Canopy elects to convert at least $500,000 but less than $1,000,000 of its Secured Claim into shares of stock of the Reorganized Debtor, Canopy designates Dan Baker as director. In the event that Canopy elects to convert at least $1,000,000 but less than $1,500,000 of its Secured Claim into shares of stock of the Reorganized Debtor, Canopy designates Dan Baker and Darcy Mott as initial directors. In the event that Canopy elects to convert $1,500,000 of its Secured Claim into shares of stock of the Reorganized Debtor, Canopy designates Dan Baker, Darcy Mott and Ralph Yarro as initial directors.

     In the event that any of Canopy's initial designees resign or are unable for any reason to act as a director of the Reorganized Debtor, Canopy shall be entitled to designate an individual to replace such director.

     The FFEC Group shall also be entitled to designate to the initial board of directors of the Reorganized Debtor one director for each $500,000 of the debt represented by the promissory notes issued by the Debtors to the FFEC Group that members of the FFEC Group elect to convert into shares of stock of the Reorganized Debtor as provided below. In the event that members of the FFEC Group elect to convert at least $500,000 but less than $1,000,000 of their Secured Claim, if any, into shares of stock of the Reorganized Debtor, the FFEC Group designates George Fischer as director. In the event that members of the FFEC Group elect to convert at least $1,000,000 of their Secured Claim, if any, into shares of stock of the Reorganized Debtor, the FFEC Group designates Steve Scronic and as initial directors.

     In the event that any of the FFEC Group's initial designees resign or are unable for any reason to act as a director of the Reorganized Debtor, the FFEC Group shall be entitled to designate an individual to replace such director.

     The directors of the Reorganized Debtor designated by Canopy and the FFEC Group shall perform their services as directors without remuneration.

     Approval of two-thirds of the board of directors of the Reorganized Debtor shall be required to increase the number of directors from the number of initial directors appointed and designated; except that, in the event that the number of initial directors appointed and designated as set forth above is insufficient to satisfy the statutory minimum number of directors under the governing state law, the Reorganized Debtor may appoint an additional director or directors in order that the number of directors satisfies the statutory minimum number of directors.

     Other than the officers of the Debtor listed above, no "insiders" will be employed by the Reorganized Debtor. However, as set forth above, employees or agents of Canopy and FFEC, which may be "insiders," may serve as directors of the Reorganized Debtor for no compensation.

     Salaries of any full time employees shall be at the prevailing market rate for such employees of similar knowledge, education, training and experience in the locations in which they will be performing their services.

     The following officers and directors of the Debtors will receive the following distribution of New EBIZ Common Stock and New EBIZ Warrants:

       OFFICER/DIRECTOR                   SHARES                   WARRANTS
       ----------------                   ------                   --------
     (1)  Bruce Parsons                   48,000                    48,000
     (2)  Mike Colesante                  48,000                    48,000
     (3)  Dave Shaw                       42,000                    42,000
     (4)  Jeffrey Rassas                  42,000                    42,000

     Fifty percent of these Shares and Warrants shall be distributed on the Effective Date and the remaining Shares and Warrants shall be distributed at the expiration of the Transition Management Period.

     2.   QUALIFICATIONS OF DIRECTORS AND OFFICERS.

     The persons named to serve as the initial officers and directors of the Reorganized Debtor have significant experience with the Debtors, their business operations, and the computer and "high-tech" industry.

     A complete description of the qualifications of the persons who will and/or may serve as the initial officers and directors is attached hereto in EXHIBIT "7."

     3.   ADDITIONAL SENIOR MANAGEMENT.

     In addition to the officers and directors identified above, three additional senior level managerial employees of the Debtors have been critical to the success of the Debtors' reorganization: Mr. Ray Goshorn, Mr. Jeffrey Perry and Mr. Don Young. Mr. Goshorn, Mr. Perry and Mr. Young have remained with and provided invaluable services to the Debtors during this Case and have agreed to continue to provide such services postconfirmation for, at least, the critical first 90 days after the Effective Date. These three individuals will also share in the distribution from the Transition Management Pool.

     Mr. Don Young has been the Debtors' Director of Technology for years and will continue in that position postconfirmation. Mr. Young's technical knowledge and skills have been and will be essential to the Debtors' and Reorganized Debtors' abilities to remain competitive in the quickly evolving high tech industry. Mr. Young has forgone other opportunities and a higher level of compensation in order to assist with the restructuring of the Debtor's operations and, in lieu of same, will receive the distribution of shares of New EBIZ Common Stock and New EBIZ Warrants identified below

     Mr. Jeffrey Perry is the in-house General Counsel for the Debtors, and Mr. Ray Goshorn is the former CFO of the Debtors. As part of the restructuring efforts of the Debtors, Mr. Perry and Mr. Goshorn accepted significant pay cuts during the Case and will not be employed by the Debtors after December 31, 2001. In exchange for their strenuous efforts in assisting with the reorganization of the Debtors, at a reduced level of compensation, and agreement to forego large severance packages to which they may be entitled, Mr. Perry and Mr. Goshorn will accept the shares of New EBIZ Common Stock and New EBIZ Warrants specified below:

     EMPLOYEE/CONSULTANT                SHARES                   WARRANTS
     -------------------                ------                   --------
     (1)  Don Young                     48,000                    48,000
     (2)  Jeff Perry                    36,000                    36,000
     (3)  Ray Goshorn                   36,000                    36,000

Fifty percent of these Shares and Warrants shall be distributed on the Effective Date, and the remaining Shares and Warrants shall be distributed at the expiration of the Transition Management Period.

     4.   COMPENSATION OF DIRECTORS AND OFFICERS.

     The prior table shows the initial proposed annual salaries and fees of those individuals who will be the officers and directors of the Reorganized Debtor immediately following Confirmation of the Plan. However, payment of such salaries is subject to the ability of the Reorganized Debtor to make such payments without endangering the operating ability of the Reorganized Debtor and ensuring the continued feasibility of the Plan. If New EBIZ is unable to pay any salaries or fees, such salaries or fees will be deferred and accrue interest at the rate of 10% per annum.

     The directors of the Reorganized Debtor will also be authorized to approve reimbursement to its directors for actual expenses incurred, compensation to directors for attendance at meetings of the board of directors, and the salaries and fees for corporate officers set forth above following Confirmation of the Plan. Nevertheless, the Reorganized Debtor's initial corporate board has no plans to approve any such reimbursement or increased compensation for officers or directors, other than as described in the Disclosure Statement and the Plan.

     5.   MEETINGS OF DIRECTORS AND SELECTION OF NEW DIRECTORS.

     Following the Effective Date of the Plan, the board of directors of the Reorganized Debtor shall meet monthly or more frequently for six months. The initial board of directors shall serve until the next meeting of shareholders held pursuant to the articles of incorporation and/or bylaws of the Reorganized Debtor.

C.   POSTCONFIRMATION BUSINESS OPERATIONS.

     After the Effective Date of the Plan, the Reorganized Debtor will continue business operations and manage its affairs without the supervision of the Court. The Reorganized Debtor may enter into agreements to transfer, convey, encumber, use and lease any and all of its assets, issue securities, and acquire companies or assets for securities or debt to enhance shareholder value. Attached hereto as EXHIBIT "6" are projections prepared by the Debtors of the postconfirmation operations of the Reorganized Debtor.

D.   ANTICIPATED POSTCONFIRMATION LITIGATION.

     The Debtors are in the process of preparing an analysis of all payments that may constitute "preferences" potentially avoidable pursuant to 11 U.S.C. ss.547. All appropriate preference actions will be initiated and prosecuted by the Reorganized Debtor. The Debtors do not anticipate any other postconfirmation litigation before the Court other than possible litigation regarding allowance of claims.

E.   ACCEPTANCE AND REJECTION OF EXECUTORY CONTRACTS.

     In accordance with 11 U.S.C. ss.365, the Debtors will assume all executory contracts and unexpired leases identified in EXHIBIT "4."

     Pursuant to 11 U.S.C. ss. 365, the Debtors have rejected or will reject the executory contracts and leases identified in EXHIBIT "5."

     Any person or entity injured by such rejection shall be deemed to hold an unsecured claim against the Debtors to the extent allowed, and, within ten (10) days before the initial Hearing on Confirmation of the Plan, must file a Proof of Claim for any damages resulting therefrom or be forever barred from asserting any claim.

     The Debtors reserve the right to apply to the Court at any time prior to Confirmation of the Plan to reject any and all other contracts which are executory.

F.   DESCRIPTIONS OF SECURITIES TO BE ISSUED IN SATISFACTION OF CLAIMS.

     1.   ATTRIBUTES OF SECURITIES.

          (a) NEW EBIZ COMMON STOCK: Each share of New EBIZ Common Stock shall be fully paid, non-assessable and entitled to one vote per share; and

          (b) NEW EBIZ WARRANTS: Each New EBIZ Warrant shall be transferable and shall provide the right to purchase newly issued New EBIZ Common Stock. Each New EBIZ Warrant shall allow the holder to purchase one share of New EBIZ Common Stock for $0.65 per share, expiring on the date that is sixty (60) days after the Effective Date.

          (c) CANOPY/FFEC WARRANTS: Each Canopy/FFEC Warrant shall be transferable and shall provide the right to purchase newly issued New EBIZ Common Stock. Each Canopy/FFEC Warrant shall allow the holder to purchase one share of New EBIZ Common Stock for $0.65 per share, expiring on the date that is three years after the Effective Date.

     2.   DISTRIBUTION OF SECURITIES.

     EBIZ shall issue shares of New EBIZ Common Stock in the Reorganized Debtor and certificates representing the New EBIZ Warrants and the Canopy/FFEC Warrants in different ratios to each Class of Claims. EBIZ shall place such securities into Securities Pool A, Securities Pool B and Securities Pool C on or before the Effective Date. These securities pools exist for conceptual and not for substantive purposes. SUCH SECURITIES SHALL NOT BE DEEMED TO BE ISSUED AND
OUTSTANDING UNTIL ACTUALLY DISTRIBUTED BY THE REORGANIZED DEBTOR TO THE CREDITORS OR EQUITY SECURITY HOLDERS ENTITLED TO RECEIVE SUCH DISTRIBUTION.

     Holders of Allowed Claims and Allowed Interests in each Class shall receive a different percentage of securities from Securities Pool A, Securities Pool B or Securities Pool C, depending upon the Class in which such creditors or interest holders are placed under the Plan. Upon the issuance or distribution of such shares or the shares underlying the warrants at the time the warrants are exercised, such shares will be deemed fully paid and non-assessable and shall be entitled to one vote each.

     Debtors' best estimates on the number and percentage of securities to be distributed to each Class are based, in part, upon the dollar amounts of Claims the Debtors believe to be in those Classes. The number of shares of New EBIZ Common Stock to be placed into each Securities Pool shall equal the number of such shares which the Plan requires be issued and distributed to the persons in each such Class on the Effective Date. Debtors shall place additional shares of such stock into the relevant Securities Pool, on or before the Effective Date, upon being informed that any creditor in any Class has exercised any of the rights provided by the Plan to exchange or convert that creditor's Claim for equity in the Reorganized Debtor or has exercised or intends to exercise any of the New EBIZ Warrants or Canopy/FFEC Warrants held by that creditor. The Debtors estimate the distribution to the different Classes in the following ratios:

          a. NEW EBIZ COMMON STOCK. 440,000 shares from Securities Pool A are to be distributed to holders of Allowed Unsecured Claims and, from Securities Pool
C: (i) upon the exercise by members of the FFEC Group of the rights to exchange debt for equity granted to them under the Plan, up to 2,200,000 shares are to be distributed to those creditors, (ii) 300,000 shares are to be distributed to the Transition Management Team, and (iii) 2,538,462 shares are to be distributed to Canopy; however, only upon the exercise of the rights to convert debt into equity granted to Canopy under the Plan.

          b. NEW EBIZ WARRANTS.

               (i) 440,000 New EBIZ Warrants shall be deposited into Securities Pool A and be distributed, on a PRO RATA basis to holders of Allowed Unsecured Claims.

               (ii) 3,728,185 New EBIZ Warrants shall be deposited into Securities Pool B and be distributed to holders of Allowed Equity Security Interests in order to facilitate the contribution of new value by such persons to the Reorganized Debtor.

               (iii)  300,000  New  EBIZ  Warrants   shall  be  deposited   into
Securities Pool C for distribution to the Transition Management Team.

          c. CANOPY/FFEC WARRANTS: 253,846 Canopy/FFEC Warrants shall be distributed to Canopy; and up to 220,000 Canopy/FFEC Warrants are to be distributed to FFEC depending upon the aggregate amount of the Secured Claims held by the FFEC Group.

          d. SECURITIES POOL A: Securities Pool A shall consist of the following securities: (1) New EBIZ Common Stock: 440,000 shares of New EBIZ Common Stock, which shall be issued and distributed on a PRO RATA basis to holders of Allowed Unsecured Claims on the Effective Date and, if any holder of an Allowed Unsecured Claim has informed the Debtors or Reorganized Debtor that he or she intends to exercise any New EBIZ Warrants issued or to be issued to him or her under the Plan, such additional shares of New EBIZ Common Stock that are necessary for the Reorganized Debtor to fulfill its obligations under those warrants. Any shares which are to be issued to any holder of an Allowed
Unsecured Claim upon the exercise of any New EBIZ Warrant shall only be distributed upon payment in full of the exercise price of each such Warrant held by each creditor; and (2) New EBIZ Warrants: 440,000 New EBIZ Warrants, which shall be issued and distributed on a PRO RATA basis to holders of Allowed Unsecured Claims on the Effective Date.

          e. SECURITIES POOL B: Securities Pool B shall consist of the following securities:

               (i) New EBIZ Warrants: 3,728,185 New EBIZ Warrants, which shall be issued and distributed on the Effective Date to all holders of Allowed Interests on a PRO RATA basis; and

               (ii) New EBIZ Common Stock: if any holder of an Equity Security Interest has informed the Debtors or Reorganized Debtor that he intends to exercise any New EBIZ Warrants issued or to be issued to him or her under the Plan, the number of shares of New EBIZ Common Stock that are necessary for the Reorganized Debtor to fulfill its obligations under those warrants. Any shares which are to be issued to any holder of an Allowed Interest upon the exercise of any New EBIZ Warrant shall only be distributed upon payment in full of the exercise price of each such warrant held by each creditor;

                  f. SECURITIES POOL C: Securities Pool C shall consist of the following securities: (1) New EBIZ Common Stock: (i) Up to 2,200,000 shares of New EBIZ Common Stock which shall be issued and distributed, on a PRO RATA basis, to each member of the FFEC Group, on the Effective Date, only upon the exercise by each such member of the rights to exchange debt for equity set forth in the Plan; (ii) 300,000 shares of New EBIZ Common Stock to be issued and distributed to the Transition Management Team, 50% on the Effective Date with the remainder to be distributed at the expiration of the Transition Management Period; and (iii) 2,538,462 shares of New EBIZ Common Stock to be issued and distributed to Canopy on the Effective Date only upon the exercise by Canopy of the rights to exchange debt into equity set forth in the Plan; (2) New EBIZ
Warrants: 300,000 New EBIZ Warrant Units to the Transition Management Team, 50% on the Effective Date with the remainder to be distributed at the expiration of the Transition Management Period; and (3) Canopy/FFEC Warrants: (i) 253,846 Canopy/FFEC Warrants to Canopy; and (ii) up to 220,000 Canopy/FFEC Warrants to FFEC.

                  g. DOCUMENTATION OF WARRANTS. The Reorganized Debtor will provide to each person entitled to receive New EBIZ Warrants one document evidencing the aggregate number of warrants to be distributed to that person, if that person is entitled to receive any New EBIZ Warrants of that Class.

     3.   DIVIDENDS.

     No dividends have ever been paid by the Debtors. The declaration of any future cash or stock dividends will be made at the discretion of the Reorganized Debtor's board of directors.

     It is anticipated that any income received by the Reorganized Debtor will be devoted to such entity's future operations. The Debtors do not anticipate the payment of cash dividends on the Reorganized Debtor's common stock in the foreseeable future, and any decision to pay dividends will depend on the Reorganized Debtor's profitability, funds legally available therefore and other factors.

     4.   TRANSFER AGENT.

     The registrar and transfer agent for the New EBIZ Common Stock and New EBIZ Warrants issued pursuant to the Plan will be Computer Share Investor Services.

     5.   REPORTING.

     The Debtors are subject to the reporting requirements of the Securities Exchange Act of 1934 (the "1934 Act") at this time.

     6.   RESALE OF COMMON STOCK.

          a.   RESALES IN GENERAL.

     In general, securities issued by a debtor in a Chapter 11 reorganization to a creditor on account of a claim may be resold by such recipient without further registration under the 1934 Act or other laws, in reliance on the exemption from registration provided by the Code. This exemption does not apply to holders who are deemed "underwriters" with respect to such securities, as the term "underwriter" is defined in the Code. Securities issued under a plan of reorganization to new investors do not benefit from a bankruptcy law exemption from registration.

     Section 1145(b)(1) of the Code provides that "except with respect to ordinary trading transactions," an entity is an "underwriter" if such entity:
(A) purchases a claim against or interest in a debtor with a view to distribution of any security received in exchange for such claim or interest;
(B) offers to sell securities offered or sold under the Plan for the holders of such securities (except certain offers to sell fractional interests); (C) offers to buy securities offered or sold under the Plan from the holders of such securities if the offer to buy is made with a view to distributing such securities and the offer to buy if made under an agreement made in connection with the Plan, with the consummation of the Plan, or with the offer or sale of securities under the Plan of reorganization; or (D) is an issuer with respect to a reorganized debtor's securities, as the term "issuer" is used in Section 2(11) of the 1933 Act.

     In the context of the Plan, an "issuer" under Section 2(11) of the 1933 Act includes any person directly or indirectly controlling or controlled by the Debtors or any person under direct or indirect control with the Debtors. Whether a person is an "issuer" and, therefore, an "underwriter" for purposes of Section 1145(b) of the Code depends upon a number of factors, including the relative size of the shareholder's equity interest in the Debtors; the distribution and concentration of other equity interests in the Debtors; whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions; and whether the person actually has such power notwithstanding the absence of formal indicia of control.

     Because of complex and subjective issues involved in determining issuer and underwriter status, creditors and equity interest holders are urged to consult with their attorneys concerning whether they will be able to trade freely any securities they are to receive under the Plan. NEITHER THE DEBTORS NOR ANY OF THEIR REPRESENTATIVES MAKE ANY REPRESENTATIONS AS TO WHETHER ANY SECURITIES ISSUED PURSUANT TO THE PLAN, ONCE PLACED IN THE HANDS OF RECIPIENTS UNDER THE PLAN, MAY BE FREELY TRADED. Persons who may be underwriters must either register the securities under the 1933 Act in connection with a resale or use an applicable exemption from registration.

     The Reorganized Debtor is not obligated to register securities issued pursuant to the Plan or to assist holders of such securities in establishing an exemption from registration. Accordingly, any entity becoming a holder of such securities who is determined to be an underwriter may be able to dispose of the securities only in limited circumstances.

         If the Reorganized Debtor has reason to believe that a recipient of its securities pursuant to the Plan may be an underwriter, the Reorganized Debtor may require from such recipient a statement that the recipient is aware of
Section 1145 of the Code and the requirements of the 1933 Act regarding resale of those securities and that those securities held by such recipient will be sold in compliance with the 1933 Act.

          b.   STATE "BLUE SKY" LAWS.

     State laws affecting resales of securities issued in connection with bankruptcy reorganizations may vary. Those who become holders of securities issued pursuant to the Plan should consult with their attorneys concerning the applicability of any state law affecting resales of such securities.

          c.   LISTING AND TRADING.

     IT IS ADVISABLE FOR EACH RECIPIENT OF SECURITIES ISSUED PURSUANT TO THE PLAN TO CONSULT INDEPENDENT COUNSEL PRIOR TO SELLING THOSE SECURITIES. ALL CREDITORS AND EQUITY HOLDERS ARE ALSO URGED TO CONSULT COUNSEL REGARDING TAX CONSEQUENCES OF THE PLAN AND, IN PARTICULAR, ANY TAX CONSEQUENCES OF RECEIVING SECURITIES UNDER THE PLAN.

G.   CLASSES DEFINED BY THE PLAN.

     1.   UNCLASSIFIED CLAIMS.

     Unclassified claims include claims for administrative expenses and claims held by certain governmental entities entitled to priority under 11 U.S.C. ss.ss. 507(a)(1) & (a)(8) of the Code. The holder of each such claim is entitled to receive specific treatment under the Debtors' Plan (i.e., payment cash of the allowed amount of the claim), regardless of whether holders of claims having similar priority choose to accept different treatment (e.g., deferred cash payments over time).

     The unclassified claims include all claims for allowed administrative expenses, which include the fees and costs incurred by the Debtors' counsel in representing the Debtors in this case and the fees and costs of the Committee's counsel. The unclassified claims also include allowed claims for certain taxes entitled to priority in payment under the Code.

     The Debtors estimate that unclassified claims will not exceed, at the time of confirmation, $100,000.00. The Debtors believe no amounts are due and owing to the IRS or any other taxing authority. Any amount agreed by the parties or found by the Court to be due to the IRS or other taxing authority and entitled to priority shall be distributed to that entity by deferred cash payments over a period not exceeding six years after the date of assessment of such claim having a value, as of the Effective Date, equal to the allowed amount of such claim. The holders of unclassified claims, excluding claims entitled to priority under
Section 507(a)(8), must be paid the allowed amounts of their claims in cash on the Effective Date of the Plan, unless the claim holders agree to different treatment.

     2.   CLASSIFIED CLAIMS.

     Most claims and equity interests may be classified or aggregated for purposes of voting and treatment under the Plan, based upon a substantial similarity among the claims or interests in the Class. If a Class of claims or interests votes to accept the Plan, a rejection of the Plan by some of the holders of the claims or interests in the Class will not, by itself, prevent Confirmation of the Plan.

     The Classes of claims and interests provided for in the Plan are as follows:

     Class 1:  The Allowed Secured Claim of Canopy.
     Class 2: The Allowed Secured Claim of Ingram Micro Inc. ("Ingram"). Class 3: The Allowed Secured Claim of Caldera Systems, Inc. ("Caldera").

     Class 4: The Allowed Secured Claim of Copelco Leasing Corporation/Citicorp Leasing ("Copelco").
     Class 5:  The Allowed Secured Claim of Marlin Leasing, Inc.
     Class 6: The Allowed Secured Claim of Information Leasing, Inc. ("ILC"). Class 7: The Allowed Secured Claim of ILC [acquired from Finova Loan
               Administration, Inc., on September 1, 2001].
     Class 8: The Unsecured Claims of the general unsecured creditors of the Debtors.
     Class 9:  The Claims of Shadle/Ramsey Group.
     Class 10: The Allowed Secured Claims of the FFEC Group.
     Class 11: The Allowed Interests.

H.   TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS.

     1.   CLAIM AMOUNTS.

     Because certain of the claims against the Debtors are in unknown or undetermined amounts, the amounts of claims specified in the Plan reflect only the Debtors' best estimate as of the date hereof. A list of creditors and claim amounts are included in the Schedules and Statement of Affairs filed by the Debtors in this case on September 7, 2001. The Debtors reserve the right to object to any claim and equity security interests noted in the Schedules and Statement of Affairs, or any other claim asserted against the Debtors, either prior to or following confirmation. Objections to claims must be filed within sixty (60) days following the Effective Date of the Plan.

     The Debtors shall distribute all securities to Holders of Allowed Claims and Holders of Allowed Interests, pursuant to the terms of the Plan, on the Effective Date. In calculating the number of units to be distributed pursuant to the formulae set forth below, the number of such units to be distributed to each Holder of an Allowed Claim or Allowed Interest shall be rounded down to the next whole number.

          (a) CLASS 1: Canopy holds a Secured Claim in the aggregate principal amount of $4,402,336.00. This claim is secured by a first position security interest in all of the assets of the JBSI Bankruptcy Estate and a second position lien in all of the assets of the EBIZ Bankruptcy Estate. Following the Effective Date until it has received payment in full, Canopy shall retain its lien in all such property and the aggregate amount of principal due to Canopy shall bear interest at the rate of 8% PER ANNUM.

     Payments to Canopy shall be made in the following manner and according to the following terms:

               (i) Pursuant to the terms of the Cash Collateral Stipulation between Canopy and the Debtors, from the date of that Stipulation through December 31, 2001, Canopy was permitted to and did withhold and apply to the principal balance and interest due to Canopy five percent (5%) of the amount of each receivable belonging to the Reorganized Debtor which is received by Canopy under the "lockbox" arrangement referenced in the Cash Collateral Stipulation and the Canopy Agreements;

               (ii) Thereafter, the Reorganized Debtor shall make regular monthly payments to Canopy of interest only, beginning on January 1, 2002 and continuing through June of 2002; and

               (iii) Thereafter, the Reorganized Debtor shall make regular monthly payments of principal and interest in the amount of $53,030.00 to Canopy beginning on July 1, 2002 and continuing thereafter for a period of five years with a final balloon payment in the amount of all remaining principal, interest and other charges then due to Canopy on July 1, 2007.

     In addition, Canopy shall have the right to convert a portion of its Secured Claim in an amount which shall not exceed $1,500,000.00 into shares of stock of the Reorganized Debtor. The conversion rates for Canopy's debt shall be as follows: $0.50 per share for the first $500,000 of debt converted into stock in the Reorganized Debtor and $0.65 for any remaining debt so converted. Canopy shall be required to exercise its conversion rights on or before that date which is 30 days after the Effective Date by sending to the Reorganized Debtor a written notice stating the dollar amount of its Secured Claim that Canopy has elected to convert into stock.

          (b) CLASS 2: Ingram holds a Secured Claim in the aggregate principal amount of $88,042.00. This claim is secured by a first position security interest in all of the assets of the EBIZ Bankruptcy Estate. Following the Effective Date until it has received payment in full, Ingram shall retain its lien in all such property and the aggregate amount of principal due to Ingram shall bear interest at the rate of 8% PER ANNUM, with accrual of such interest commencing as of the Petition Date.

     Payments to Ingram shall be made in the following manner and according to the following terms: (i) payments of interest only beginning on July 1, 2002;
(ii) equal payments of principal and interest in the amount of $1,454.77 beginning on January 1, 2003 and continuing thereafter for a period of five years with a final balloon payment of all remaining principal and interest due on January 1, 2008.

          (c) CLASS 3: Caldera holds a Secured Claim in the aggregate principal amount of $535,000.00. This claim is secured by a third position security interest in all of the assets of the EBIZ Bankruptcy Estate and a second position security interest in all of the assets of the JBSI Bankruptcy Estate. Following the Effective Date until it has received payment in full, Caldera shall retain its lien in all such property and the aggregate amount of principal due to Caldera shall bear interest at the rate of 8% PER ANNUM, with accrual of such interest commencing as of the Effective Date.

     Payments to Caldera shall be made in the following manner and according to the following terms: (i) payments of interest only beginning on July 1, 2002;
(ii) equal payments of principal and interest in the amount of $8,338.62 beginning on January 1, 2003 and continuing thereafter for a period of five years with a final balloon payment of all remaining principal and interest due on January 1, 2008.

          (d) CLASS 4: Copelco holds a Secured Claim in the aggregate principal amount of $295,995.62. This claim is secured by a security interest in office furniture, a computer system network and a Konica copy printer and controller, property which is essential for the Debtors' operations, by virtue of three "financing" or "capitalized" leases with JBSI. Following the Effective Date, until it has received payment in full, Copelco shall retain its lien in all such property. Since the value of its collateral is less than the amount of its Secured Claim, Copelco has agreed to accept $65,000.00 (the "Discounted Balance") in full satisfaction of its Secured Claim.

         Payments to Copelco shall be made in the following manner and according to the following terms: regular monthly payments in the amount of $2,708.00 beginning on March 1, 2002 until the Discounted Balance is paid in full. Upon payment in full of the Discounted Balance, all liens, security interests or other claims of Copelco in or to the equipment serving as its collateral shall terminate and be released, and the Reorganized Debtor shall own that property free and clear of all such liens or claims of Copelco.

          (e) CLASS 5: Marlin Leasing holds a Secured Claim in the aggregate principal amount of $24,400.00. This claim is secured by a security interest in pallet racks, equipment that is essential for the Debtors' operations, by virtue of a "financing" or "capitalized" lease with JBSI. Following the Effective Date, until it has received payment in full, Marlin Leasing shall retain its lien in all such property. Since the value of its collateral is less than the amount of its Secured Claim, Marlin Leasing has agreed to accept $13,500.00 (the "Discounted Balance") in full satisfaction of its Secured Claim.

     Payments to Marlin Leasing shall be made in the following manner and according to the following terms: regular monthly payments in the amount of $562.50 beginning on March 1, 2002 until the Discounted Balance is paid in full. Upon payment in full of the Discounted Balance, all liens, security interests or other claims of Marlin Leasing in or to the equipment serving as its collateral shall terminate and be released, and the Reorganized Debtor shall own that property free and clear of all such liens or claims of Marlin Leasing.

          (f) CLASS 6: ILC holds a Secured Claim in the aggregate principal amount of $8,398.93. This claim is secured by a security interest in computer systems and software, equipment that is essential for the Debtors' operations, by virtue of a "financing" or "capitalized" lease with JBSI. Following the Effective Date, until it has received payment in full, ILC shall retain its lien in all such property. Since the value of its collateral is less than the amount of its Secured Claim ILC has agreed to accept $1,550.00 (the "Discounted Balance") in full satisfaction of its Secured Claim.

     Payments to ILC have been and shall be made in the following manner and according to the following terms: a monthly payment in the amount of $775.00 on December 1, 2001 and a final payment in the amount of $775.00 on January 1, 2002. Upon payment in full of the Discounted Balance, all liens, security interests or other claims of ILC in or to the equipment serving as its collateral shall terminate and be released and the Reorganized Debtor shall own that property free and clear of all such liens or claims of ILC.

          (g) CLASS 7: ILC holds an additional Secured Claim in the aggregate principal amount of $82,006.40 acquired from Finova Loan Administration, Inc., on December 1, 2001. This claim is secured by a security interest in modular office furniture, property that is essential for the Debtors' operations, by virtue of a "financing" or "capitalized" lease with JBSI. Following the Effective Date, until it has received payment in full, ILC shall retain its lien in all such property. Since the value of its collateral is less than the amount of its Secured Claim, ILC has agreed to accept $22,000.00 (the "Discounted Balance") in full satisfaction of its Secured Claim.

     Payments to ILC shall be made in the following manner and according to the following terms: regular monthly payments in the amount of $916.67 beginning on December 5, 2001 until the Discounted Balance is paid in full. Upon payment in full of the Discounted Balance, all liens, security interests or other claims of ILC in or to the equipment serving as its collateral shall terminate and be released and the Reorganized Debtor shall own that property free and clear of all such liens or claims of ILC.

          (h) CLASS 8: Unsecured creditors holding Allowed Class 8 Claims shall receive biannual cash payments over a period of two years from the Reorganized Debtor in an amount equal to five percent (5%) of the aggregate amount of Allowed Unsecured Claims, plus New E-BIZ Stock and New EBIZ Warrants.

     More specifically, each creditor in this Class shall receive, in full satisfaction of its claim, the following: (1) four equal biannual payments from the Cash Pool equal to that creditor's PRO RATA portion of the Cash Pool, beginning on the date which is six months after the Effective Date; and (2) that holder's PRO RATA share of Securities Pool A on the Effective Date. The Reorganized Debtor shall issue such additional shares of the Reorganized Debtor to the Class 8 holders of claims so that each holder shall have at least one share of any security.

     It is not possible, at this time, to determine the value of the securities to be distributed to the holders of allowed claims in this or any other class. The number of shares and warrants which each creditor in this class will receive will be dependent upon the aggregate amount of Allowed Claims. Since that amount is not known as of the date of the filing of the Plan, it is not possible to specify the exact number of shares which creditors will receive on account of each $1,000.00 of unsecured claims.

     The aggregate amount of nonpriority unsecured claims, as stated in the Debtors' Schedules, is $5,353,777.00. For purposes of estimation and illustration only: Assuming that all such claims remain as, or are determined to be, Allowed Claims, creditors in this Class would be entitled to receive 82 shares of New EBIZ Common Stock and 82 New EBIZ Warrants for each $1,000.00 of debt.

     On or before the date that is 30 days after the Effective Date, New EBIZ shall set up a bank account at Southwest Bank of Texas (the "Cash Pool Account"). Thereafter, the Reorganized Debtor shall make periodic deposits of cash into the Cash Pool Account, which shall equal the amount of each biannual payment to members of Class 8 required by the terms of the Plan, and shall distribute the balance of the Cash Pool to holders of Allowed Unsecured Claims in the amounts and on the dates required by the Plan.

          (i) CLASS 9: Each member of the Shadle/Ramsey Group and each of the JBSI Shareholders hold a disputed Unsecured Claim. Rather than participate in costly claims litigation with the Debtors or the Reorganized Debtor, the Shadle/Ramsey Group has agreed to treatment under Class 8 and, instead, accept, in full satisfaction of their claims, distribution of only the shares of stock held by JBSI in Vericenter. Since Vericenter is a closely held private corporation with significant financial difficulties and JBSI only owns a noncontrolling minority interest in Vericenter, the Debtors believe that the value of the shares of Vericenter stock held by JBSI is zero. No member of the Shadle/Ramsey Group will be treated as a creditor under Class 8 or receive any portion of the cash or stock distributions provided to holders of Allowed Unsecured Claims.

          (j) CLASS 10: Each member of the FFEC Group shall have the right to:

               (a) Receive payments from the Reorganized Debtor, pursuant to the terms of the promissory notes issued by the Debtors to the FFEC Group under
Section 364 of the Code (the "364 Notes"). All members of the FFEC Group who elect to receive payments pursuant to their 364 Notes shall retain their lien securing their claims until such time as all amounts due under those notes have been paid in full; or

               (b) Exchange all or a portion of the secured debt represented by such notes for shares of New EBIZ Common Stock at the price of $0.50 for each such share of stock (two shares of New EBIZ Common Stock for each dollar of secured claim). Any member of the FFEC Group desiring to exchange any portion of her or his Allowed Secured Claim for New EBIZ Common Stock shall be required to do so in the following manner: (i) marking the appropriate box on the ballot accepting or rejecting the Plan and indicating the amount of her or his Claim which she or he elects to exchange for such stock; or (ii) sending the Debtors a written notice of her or his decision to make that exchange and specifying the amount of her or his Claim which she or he elects to exchange for such stock on or before the date which is 30 days after the Effective Date. The amount of the promissory note held by each member of the FFEC Group electing to exchange all or a portion of her or his Allowed Secured Claim for shares of new EBIZ Common Stock shall be immediately reduced by the dollar amount that she or he has elected to exchange.

               (c) Exchange all or a portion of the secured debt represented by such notes for new secured promissory notes (the "New Notes") to be issued under this Plan, pursuant to 11 U.S.C. ss.1145, and which shall provide as follows:
(i) All principal and accrued interest shall be due under each New Note on the date which is seven years after the Effective Date (the "New Note Maturity

Date"); (ii) interest shall accrue at the rate of 6% PER ANNUM beginning on the date that any such creditor elects to exchange her or his 364 Note for a New Note and continuing thereafter until the date that is twenty-four 24 months after the Effective Date; thereafter interest shall accrue at the rate of 5% PER ANNUM until the date which is 36 months after the Effective Date; thereafter interest shall accrue at the rate of 4% PER ANNUM until the New Note Maturity Date; (iii) the Reorganized Debtor shall make quarterly payments of interest only to each holder of a New Note until the Note Maturity Date; (iv) each holder of a New Note shall have the right to convert the amount of that New Note into shares of New EBIZ Common Stock at the conversion price of $0.50 for each such share of stock for 24 months after the Effective Date; thereafter, the holders of New Notes will have no further conversion rights under the New Notes; (v) All amounts due under all New Notes shall automatically convert into shares of New EBIZ Common Stock at the conversion price of $0.50 for each such share of stock, during the period from the Effective Date to the date that is 24 months thereafter, if the average of the trading session ending market prices for the Reorganized Debtor's common stock for 30 consecutive market days is equal to or greater than $2.50 per share; (vi) The amounts due under the New Notes shall be secured by all of the asset of the Reorganized Debtor to the same extent and with the same priority the liens securing the 364 Notes; (vii) All amounts due under the New Notes shall be subordinated to any new debt financing obtained by the Reorganized Debtor with a factoring company or an asset based lender on ordinary commercial terms.

     Any member of the FFEC Group desiring to exchange her or his Allowed Secured Claim for a New Note shall be required to do so in the following manner:
(i) marking the appropriate box on the ballot accepting or rejecting the Plan; or (ii) sending the Debtors a written notice of her or his decision to make that exchange on or before the date which is 30 days after the Effective Date.

     In addition, in the event that the aggregate amount of Secured Claims held by the FFEC Group is equal to or greater than $300,000.00, FFEC, as the agent for the FFEC Group, shall receive a distribution from Securities Pool C of that number of Canopy/FFEC Warrants equal to the aggregate amount of the Secured Claims held by the FFEC Group divided by five; that is, FFEC shall receive one such warrant for each five dollars of Secured Claims held by the FFEC Group.

          (k) CLASS 11: Class 11 shall consist of all holders of Allowed Equity Interests in the Debtors. All of the Old Common Stock and Old Preferred Stock of Debtors shall be canceled by operation of the Plan and the Equity Interest
Holders shall retain none of their Old Common Stock, Old Preferred Stock or other interests in the Debtors.

          Each holder of an Allowed Class 11 Equity Interest shall, however, have the right to contribute "new value" to the Reorganized Debtor. Accordingly, in order to facilitate the contribution of new value, each person holding an Allowed Equity Interest shall receive that holder's PRO RATA portion of the New EBIZ Warrant Units in Securities Pool B and may pay to the Reorganized Debtor a dollar amount necessary to exercise the rights associated with such Warrants and receive New EBIZ Common Stock.

     2. DISPUTED CLAIMS. The Debtors or the Reorganized Debtor and their attorneys may file on or before sixty (60) days after the Effective Date of the
Plan: (a) an objection to any claim; (b) a motion to determine the extent, priority, or amount of any secured or other claim; or (c) a complaint to determine the validity, priority or extent of any lien or other interest in property of the Debtors' estates.

     Copies of responsive pleadings or memoranda to all such objections, motions, or complaints must be served upon the Reorganized Debtor's attorneys:
CHRISTOPHER R. KAUP, ESQ. OF TIFFANY & BOSCO, P.A., 1850 NORTH CENTRAL AVENUE, FIFTH FLOOR, PHOENIX, ARIZONA, 85004, FACSIMILE: 602-255-0103.

     Where objections are made to any claim or to any motions or proceedings filed in regard to any lien, claim, or privilege, any payments or distributions of securities that are due in accordance with the Plan shall be held in trust by the Reorganized Debtor, subject to the Court's jurisdiction, in an interest-bearing or escrow account or accounts in Phoenix, Arizona, which account or accounts shall be federally insured (in the event of a distribution of a cash payment) and segregated unless otherwise stated herein or, in the alternative, one or more of the following will be provided:

     (a)  A letter of credit or other bond; or

     (b) Certificates of deposit or other security satisfactory to the Court to assure the payment of the claim.

     Within 30 days after entry of a final, non-appealable order resolving any disputed claim, lien or privilege, any payment, including accrued interest, or securities found or agreed to be due shall be distributed to the claimant (subject to the terms of the Plan) or any other entity entitled to distribution in accordance with the Court's Order.

     3. PENALTY CLAIMS. No creditor, whether secured, unsecured, priority, or nonpriority, shall be entitled to any fine, penalty, exemplary or punitive damages, late charges, default interest, or any other monetary charge relating to or arising from any act or omission by the Debtors, and any claim for such sums shall be deemed disallowed, whether or not a specific objection to the allowance of such sums is filed. Creditors with Allowed Secured Claims shall be entitled to reasonable attorneys' fees and interest at a non-default rate, subject to the limitations of Section 506 of the Code.

I.   GENERAL PROVISIONS CONCERNING THE CONSEQUENCES OF CONFIRMATION.

     1.   OWNERSHIP OF THE DEBTORS' ASSETS.

     As of the Effective Date of the Plan, the Reorganized Debtor shall retain and be vested with ownership of all property of the Debtors' Chapter 11 Estate, as defined in 11 U.S.C. ss.541. Such property shall be transferred to the Reorganized Debtor in the manner described in Article X below. Upon such transfer, the Reorganized Debtor shall own all such property free and clear of all liens, claims and interests of any person or entity, except as specifically provided in the Plan or the Confirmation Order.

     2.   RETAINED RIGHT TO ENFORCE CAUSES OF ACTION.

     Nothing contained in this Disclosure Statement or in the Plan shall prevent the Debtors from enforcing any causes of action they may possess prior to Confirmation of the Plan or the Reorganized Debtor from enforcing any cause of action, including any avoidance actions that may exist by operation of 11 U.S.C. ss.ss.542 through 551, and it acquires as the result of Confirmation of the Plan.

     3.   CONTINUATION AND TERMINATION OF SECURITY INTERESTS.

     Unless otherwise provided in the Plan or in the Confirmation Order, all creditors possessing Allowed Secured Claims shall retain their liens on property serving as collateral which the Reorganized Debtor acquires to secure payment of all cash or other property to be distributed to them pursuant to the terms of the Plan. Such liens on the Reorganized Debtor's property shall be deemed relinquished and reconveyed to the Reorganized Debtor upon the payment to the holders of such liens of all money or property due to them on account of their Allowed Secured Claims according to the terms of the Plan.

     Moreover, once any lien is deemed relinquished and reconveyed to the Reorganized Debtor, pursuant to the terms of the Plan, the creditor who had claimed such lien shall immediately deliver to the Reorganized Debtor all documents, properly signed and notarized, needed to document the release of the lien according to any applicable state or federal law. If the required documentation is not supplied within one week after demand therefore has been made, the Reorganized Debtor may seek an order from the Court enforcing the lien release provisions of the Plan or entry of an order declaring the lien to be released or void. That creditor shall be liable for and pay the reasonable attorneys' fees and costs incurred by the Reorganized Debtor in obtaining such an order.

     Except as stated previously in this subsection, all security interests and liens of any kind in any property the Reorganized Debtor acquires under the Plan shall terminate and shall be deemed to have terminated upon the Effective Date of the Plan.

     4.   INSURANCE.

     The Reorganized Debtor shall maintain insurance on tangible personal and real property in an amount not less than the fair market value of that property and shall keep its property in good repair, reasonable wear and tear excepted.

     5.   SATISFACTION OF CLAIMS.

     All classes of Allowed Claims and Allowed Interests shall receive the distributions set forth in this Disclosure Statement on account of and in complete satisfaction of those Allowed Claims and Interests. Without limiting the foregoing, upon the Effective Date of the Plan, each holder (and each successor of a holder) of an Allowed Claim or an Allowed Interest shall be deemed to have waived, relinquished and released any and all of its rights and claims against the Debtors and the Reorganized Debtor, except as provided in the Plan or the Confirmation Order.

     6.   UNCLAIMED DISTRIBUTIONS.

     All distributions of money or securities under the Plan which are returned by the Post Office undelivered or which cannot be delivered due to the distributee's failure to provide the Reorganized Debtor with a current address will be retained by the Reorganized Debtor in trust in a federally insured bank (in the event of a distribution of a cash payment) or in an escrow account (in the event of a distribution of securities) for the distributee. After the expiration of six (6) months from the date of the first attempted distribution, any unclaimed monies, securities and all future distributions will vest in the Reorganized Debtor, free of any claim of the distributee.

     7.   BINDING NATURE OF THE PLAN.

     Upon the entry of the Confirmation Order, the Plan shall bind the Debtors, all entities that are to acquire any property under the Plan, all creditors, and all equity security holders, whether or not their claims and interests are impaired under the Plan and whether or not they have accepted the Plan, as determined by Section 1141(a) of the Code.

     This means, in part, that, except as provided by an express order of the Court or pursuant to the terms of the Plan or the Confirmation Order, all judicial, administrative or other actions or proceedings pending against the Debtors or arising out of claims accrued prior to the Confirmation Order shall be permanently enjoined.

     8.   TERMINATION OF THE AUTOMATIC STAY AND DISCHARGE.

     The automatic stay of Section 362(a) of the Code shall terminate when the Confirmation Order becomes non-appealable. Pursuant to 11 U.S.C. ss. 1141(a), the entry of the Confirmation Order shall permanently bar the filing and asserting of any claims against the Debtors and the Reorganized Debtor which arose or relate to the period of time prior to the date of entry of that Order, except as provided in the Plan or the Confirmation Order.

                                   ARTICLE IX.
                          RISK FACTORS ASSOCIATED WITH
                            CONFIRMATION OF THE PLAN

     Voting to accept the Plan will, for most of those affected by the Plan, constitute a decision to make an investment. All investment decisions entail elements of risk.

     The Debtors have attempted to identify some of the "risk factors" associated with Confirmation of the Plan. The Debtors and the professionals employed by the Debtors do not represent that the following list of "risk factors" is exhaustive.

     In considering the "risk factors" associated with Confirmation of the Plan, keep in mind that the Debtor and the Debtors believe that confirmation will result in a greater financial return to creditors and equity interest holders than will occur if the Plan is not confirmed.

A.   OBSERVATIONS CONCERNING THE SECURITIES TO BE ISSUED PURSUANT TO THE PLAN.

     All securities to be distributed under the Plan are highly speculative, and investment therein involves a high degree of risk. In analyzing the Plan, holders of claims and interests in the Debtors should carefully consider the following factors, among others, and the information set forth elsewhere in this Disclosure Statement in deciding whether to accept or reject the Plan.

     1.   ARBITRARY PRICE.

     The initial valuation placed upon all securities to be distributed pursuant to the Plan was determined arbitrarily by the Debtors.

     2.   MARKET.

     It is expected that a public trading market for any of the securities to be issued under the Plan could, but may not, develop at all after distribution.

     A public trading market for the stock of an issuer, including the Reorganized Debtor, having desirable characteristics of depth, liquidity and

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
orderliness, also depends upon the presence in the marketplace of both willing buyers and willing sellers of the stock at any given time.

     The presence in the marketplace of a sufficient number of buyers and sellers at any given time is dependent upon the individual decisions of the stockholders, over which neither the Reorganized Debtor nor any market maker has any control. Accordingly, there can be no assurance, whatsoever, that an established and liquid market for any securities to be issued pursuant to the Plan will develop or that recipients will be able to dispose of their securities. Furthermore, neither the Debtors nor any independent professional or professional associated with the Debtors make any representation as to whether a market for the securities issued under the Plan will develop and, if it does, what market price for those securities may prevail.

     3.   IMPEDIMENTS TO TRANSFER.

     The securities to be issued under the Plan will be issued without registration under the 1933 Act or any state securities laws, in reliance, in case of shares issued to creditors, upon the exemption from federal and state registration provided by 11 U.S.C. ss.1145(a)(1).

B.   TAX CONSEQUENCES.

     The Debtors have not obtained a tax opinion at this time and therefore express no opinion as to the tax consequences of confirmation or implementation of the Plan to the holder of any claim or interest. BECAUSE NO PROPONENT OF THE PLAN EXPRESSES ANY OPINION AS TO THE TAX CONSEQUENCES OF THE PLAN, IN NO EVENT WILL THE DEBTORS OR THEIR PRINCIPALS OR THEIR PROFESSIONAL ADVISORS, BE LIABLE IF, FOR ANY REASON, THE TAX CONSEQUENCES OF THE PLAN ARE NOT AS ANTICIPATED BY CREDITORS AND EQUITY INTEREST HOLDERS. THE DEBTORS' CREDITORS AND EQUITY INTEREST HOLDERS MUST LOOK SOLELY TO AND RELY SOLELY UPON THEIR OWN ADVISORS AS TO THE TAX CONSEQUENCES OF THE PLAN.

C.   NO SUCCESSFUL OPERATING HISTORY.

     Neither the Debtors nor any professional retained by the Debtors gives any assurances that the Reorganized Debtor will be able to achieve or maintain profitable operations at any time in the future.

D.   NO OPERATING CAPITAL.

     The Debtors have virtually no operating capital. Other than funds which may be advanced by Textron, Canopy or the FFEC Group, any need for funds will have to achieved through cash flow of the Reorganized Debtor, by liquidation of certain of the property owned by the Reorganized Debtor or through the raising of additional capital. Even if the Reorganized Debtor obtains additional capital, there are no assurances the sums received will be sufficient to satisfy its needs or that such sums will be available on satisfactory terms, if at all.

     It will be difficult for the Reorganized Debtor to obtain credit from banks or other financial institutions. If the Reorganized Debtor is not able to obtain needed working capital or credit, the Reorganized Debtor may fail as a business enterprise.

E.   DIFFICULTIES ATTRACTING AND RETAINING QUALIFIED PERSONNEL.

     The Reorganized Debtor's ability to achieve profitable operations in any business that it may enter is also dependent upon its ability to attract and retain qualified personnel. No assurances can be given that the Reorganized Debtor will be able to attract or retain such qualified personnel.

F.   DILUTION OF STOCK INTERESTS IN THE REORGANIZED DEBTOR.

     Shareholders in the Reorganized Debtor could experience further substantial dilution upon the exercise of Warrants and stock options in the future.

                                   ARTICLE X.
                           IMPLEMENTATION OF THE PLAN

     The Plan will be implemented, in part, as follows:

     1. On the Effective Date, New EBIZ shall become the Reorganized Debtor.

     2. The Board of Directors of the Reorganized Debtor shall oversee implementation of the Plan and be fully empowered to act for the Debtors to implement the Plan.

     3. The Board of Directors of the Reorganized Debtor shall take the necessary actions to:

          (a) Transfer all of the assets of JBSI to New EBIZ;

          (b) Form, deposit funds into and distribute funds from the Cash Pool, pursuant to the terms of the Plan;

          (c) Form Securities Pool A, Securities Pool B and Securities Pool C, pursuant to the provisions of the Plan and then distribute all the New EBIZ Common Stock, the New EBIZ Warrant Units, Securities Pool A, Securities Pool B and Securities Pool C and any other securities in satisfaction of all claims by creditors against the Debtors pursuant to the terms of the Plan; and

          (d) After all such implementation actions have been completed, JBSI shall have no remaining assets and no remaining liabilities and shall be formally dissolved in accordance with Texas law.

     5. The Articles of Incorporation and the Bylaws of the Reorganized Debtor shall be deemed to be amended in every way necessary to comply with and effectuate the terms and conditions of the Plan.

     6. The Board of Directors of the Reorganized Debtor shall have all of the powers granted any board of directors by the Nevada statutes and any other applicable state or federal laws.

     7. The Board of Directors of the Reorganized Debtor shall have the power to amend the Articles of Incorporation and the Bylaws in any manner necessary to carry out the provisions of the Plan. The Board of Directors shall be entitled to use and exercise all pertinent provisions of state and federal law.

     8. To implement the issuance of the securities provided for in the Plan, the Board of Directors of the Reorganized Debtor shall take all necessary steps required by the Code, Federal and state laws and, in order to perform such implementation in a cost effective manner, the Board of Directors shall have the authority to vary, alter or revise any of the steps outlined above so long as such change does not negatively affect any of the distributions provided for by the Plan.

     9. The Board of Directors of the Reorganized Debtor shall have the authority to make provision for payment of cash and/or distribution of securities to creditors as required hereby on the Effective Date of the Plan or as otherwise provided herein.

     10. The Reorganized Debtor shall have the right to distribute any securities directly into an account at any insured and registered broker-dealer and shall notify all persons entitled to receive such securities under the terms of the Plan that the securities are available for distribution into their respective individual accounts at the broker-deal of their selection. In the event that the Reorganized Debtor is not notified of or not otherwise aware of the existence of an account for a particular recipient of securities under the Plan, the Reorganized Debtor is further empowered to place any such securities into an escrow account with a registered broker dealer and then the Reorganized Debtor shall be further empowered to act as the escrow agent to hold but not vote, sell nor determine the disposition of any such securities. Any shareholder that desires to have physical possession of certificates shall pay the standard price to the Transfer Agent for the issuance of each such certificate. The Reorganized Debtor may assist creditors in opening broker-dealer accounts in any reasonable way to receive any securities.

                                   ARTICLE XI.
                            ALTERNATIVES TO THE PLAN

     An analysis of what creditors and equity interest holders would receive if the Debtors' assets were liquidated in a case under Chapter 7 of the Code is attached as EXHIBIT "3." The Debtors have provided a separate analysis of the liquidation of each Bankruptcy Estate and a "Consolidated" Liquidation Analysis. As illustrated in that Exhibit, under any liquidation scenario, both unsecured creditors and equity interest holders would receive no distribution in a Chapter 7 liquidation of the Debtors' assets. Under the Plan, each unsecured creditor holding an Allowed Claim will receive cash payments equal to that creditor's PRO RATA portion of the Cash Pool, calculated and paid in the manner set forth above, and that creditor's PRO RATA share of the securities in Securities Pool A.

     In a Chapter 7 liquidation, the assets of the Debtors subject to liens would be used first to pay secured creditors. If any excess remained thereafter, it would be applied first to satisfy the administrative burden of the Chapter 11 case. After payment of those claims, there would be no payout to unsecured creditors, and nothing would be left for equity interest holders. In fact, the full value of all of the Debtors' assets are subject to the liens of Canopy, Ingram, Caldera and the FFEC Group. In a Chapter 7 liquidation, unsecured creditors would receive nothing.

     The Debtors have identified no viable alternatives to the Plan other than liquidation of its assets under Chapter 7 of the Code or dismissal of its Chapter 11 case. Dismissal would leave the Debtors' secured creditors free to enforce their liens under applicable state and non-bankruptcy federal law. Unsecured creditors would receive nothing in such situation.

                                  ARTICLE XII.
                            MODIFICATION OF THE PLAN

     Prior to the entry of the Confirmation Order, the Debtors may propose amendments or modifications to the Plan in accordance with ss. 1127(a) of the Code. After confirmation, the Reorganized Debtor may amend the Plan in the manner provided by Section 1127(b) of the Code.

     The Court may, at any time, so long as it does not materially or adversely affect the interests of creditors and equity interest holders, remedy defects and omissions or reconcile any inconsistencies in the Plan or in the order confirming the Plan as may be appropriate to effectuate the Plan.

                                  ARTICLE XIII.
                 REMEDIES FOR DEFAULTS BY THE REORGANIZED DEBTOR

     If the Reorganized Debtor fails to comply with the terms of the Plan, the holders of claims in any class materially harmed thereby may proceed against the Reorganized Debtor and its property to enforce the Plan, taking any action permissible under applicable federal or state law, in any court of competent jurisdiction.

     With respect to holders of liens on the Reorganized Debtor's property, such creditors may act in accordance with any applicable and existing mortgage, deed of trust, security agreement, or other instrument evidencing a lien or encumbrance on their collateral if and only if permission from the Court is first obtained.

                                  ARTICLE XIV.
                   RETENTION OF BANKRUPTCY COURT JURISDICTION

     Following Confirmation of the Plan, the Court shall retain, without limitation, jurisdiction for the following purposes and to provide any relief the Reorganized Debtor may require to effectuate the Plan or any modification of the Plan:

     1. Deciding the proper classification of any claim, determining the proper allowance for purposes of distribution of claims estimated for purposes of voting, and resolving objections to claims;

     2. Resolving all disputes regarding title to assets of the Reorganized Debtor and all disputes arising under the Code;

     3. Correcting of any defect, curing any omission, or reconciling any inconsistency between the Plan and the order confirming the Plan as may be appropriate to effectuate the purposes and intent of the Plan;

     4. Modifying the Plan after confirmation;

     5. Enforcing and interpreting the terms and conditions of the Plan, any securities issued under the Plan, or any other documentation effectuating the Plan;

     6. Entering any order required to enforce the rights and powers of the Reorganized Debtor;

     7. Determining any claim entitled to priority under Section 507 of the Code;

     8. Resolve any claims or causes of action, including any avoidance actions arising under 11 U.S.C. ss.ss. 542 through 551, against any creditors or equity interest holders, held by the Debtors, the Reorganized Debtor or any creditors of the Debtors; and

     9. Entering any order required to close the Debtors' case.

                                   ARTICLE XV.
                            RECOMMENDATION OF DEBTORS

     The Debtors recommend that all creditors and equity interest holders entitled to do so vote to accept the Plan because the Plan provides, in the view of the Debtors, the best presently available alternative for a financial return. If the Plan is not approved, the Debtors would continue to seek other rehabilitative alternatives, but a liquidation having the consequences discussed previously very likely would ensue.

     If all impaired classes of claims and equity interests vote to accept the Plan, the Debtors could save substantial resources that it might otherwise have to use to obtain confirmation over the objection of an impaired class. For this and the other reasons noted, the Debtors urge you to vote to accept the Plan.

          DATED this 24th day of January, 2002.

                                                 TIFFANY & BOSCO, P.A.


                                                 /s/ C.K. #014820
                                                 -------------------------------
                                                 Christopher R. Kaup, Esq.
                                                 Fifth Floor Viad Tower
                                                 1850 North Central Avenue
                                                 Phoenix, Arizona 85004-4546
                                                 Attorneys for Debtors

EBIZ ENTERPRISES, INC.                  JONES BUSINESS SYSTEMS, INC.



By: /s/ Bruce Parsons                   By: /s/ Bruce Parsons
   -------------------------------         -------------------------------------
    Bruce Parsons                           Bruce Parsons
    Its President and CEO                   Its Chief Executive Officer